UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2009 (June 30, 2009)

BTHC VIII, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21071	20-5463509
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

THT Industrial Park,
No.5 Nanhuan Road, Tiexi District
Siping, Jilin Province 136000
People’s Republic of China
(Address of principal executive offices)

86-434-3265241
(Registrant's telephone number, including area code)

28 Cottonwood Lane, Hilton Head, SC 29926

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

USE OF DEFINED TERMS AND TREATMENT OF STOCK

Except as otherwise indicated by the context, references in this report to:

  “BTHC,” “the Company,” “we,” “us,” or “our,” refers to the combined business of BTHC VIII, Inc., and its wholly-owned subsidiaries, Megaway International Holdings Limited, Star Wealth International Holdings Limited, Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd. and 75%-owned subsidiary Beijing Juyuan Hanyang Heat Exchange Equipment Co., Ltd., but do not include the stockholders of BTHC VIII, Inc.;

  “BTHC” refers to BTHC VIII, Inc.;

  “Wisetop” refers to Wisetop International Holdings Limited, a BVI company;

  “Megaway” refers to Megaway International Holdings Limited, a BVI company and our direct, wholly owned subsidiary, and/or its direct and indirect subsidiaries, as the case may be;

  “Star Wealth” refers to Star Wealth International Holdings Limited, a Hong Kong company and our indirect, wholly-owned subsidiary;

  “Siping Juyuan” refers to Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd., a PRC corporation and our indirect, wholly-owned subsidiary;

  “Beijing Juyuan” refers to Beijing Juyuan Hanyang Heat Exchange Equipment Co., Ltd., a PRC corporation and our indirect, 75%-owned subsidiary;

  “China,” “Chinese” and “PRC,” refer to the People’s Republic of China;

  “BVI” refers to the British Virgin Islands;

  “RMB” refers to Renminbi, the legal currency of China;

  “U.S. dollar,” “$” and “US$” refer to the legal currency of the United States;

  “Securities Act” refers to the Securities Act of 1933, as amended; and

  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

On June 3, 2009, our board of directors authorized a 1.92 -for-1 forward stock split of our issued and outstanding shares of common stock. The additional shares were issued on June 23, 2009 to stockholders of record on June 15, 2009, and the total number of issued and outstanding shares of our common stock increased from 3,127,730 shares to 6,005,387 shares. Unless otherwise indicated, all share and per share information contained herein has been adjusted to give effect to such forward stock split.

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 30, 2009, we entered into a share exchange agreement, or the Share Exchange Agreement, with Megaway and Wisetop, the sole shareholder of Megaway. Pursuant to the Share Exchange Agreement, on June 30, 2009, Wisetop transferred all of the shares of the capital stock of Megaway in exchange for 14,800,000 newly issued shares of our common stock, which, after giving effect to the Cancellation Agreement disclosed below, constituted 92.5% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

As a condition precedent to the consummation of the Share Exchange Agreement, on June 30, 2009 we entered into a cancellation agreement, or the Cancellation Agreement, with Mr. Gerald Pascale, whereby Mr. Pascale agreed to the cancellation of 4,805,387 shares of our common stock owned by him.

The foregoing description of the terms of the Share Exchange Agreement and the Cancellation Agreement is qualified in its entirety by reference to the provisions of the document filed as Exhibits 2.1 and 4.1 to this report, which is incorporated by reference herein.

ITEM 2.01

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On June 30, 2009, we completed an acquisition of Megaway pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange. Megaway is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on June 30, 2009, we acquired Megaway in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Megaway, except that information relating to periods prior to the date of the reverse acquisition only relate to Megaway unless otherwise specifically indicated.

CORPORATE STRUCTURE AND HISTORY

Our Corporate Structure

We are a Delaware holding company for several direct and indirect subsidiaries in the BVI and China. We own all of the issued and outstanding capital stock of Megaway, a BVI corporation. Megaway is a holding company that owns 100% of the outstanding capital stock of Star Wealth, a Hong Kong corporation. Star Wealth is a holding company that owns 100% of the equity interests of Siping Juyuan, a PRC corporation. Siping Juyuan, an operating company, owns 75% of the equity interests of Beijing Juyuan, a PRC corporation. The remaining 25% of the equity interests of Beijing Juyuan, which is also an operating company, are owned by Hanyang International GmbH. Hanyang International GmbH is 100% owned by an Austrian citizen Yun Han. There is no affiliate between Yun Han and us or our shareholders.

Our principal manufacturing operations in China are conducted through Siping Juyuan and our sales and marketing activities in China are conducted through Siping Juyuan and Beijing Juyuan.

The following chart reflects our organizational structure as of the date of this report.

Our Corporate History

Background and History of BTHC

BTHC was organized on August 7, 2006 as a Delaware corporation to effect the reincorporation of BTHC VIII, LLC, a Texas limited liability company, mandated by the plan of reorganization discussed below. In accordance with the confirmed plan of reorganization, BTHC’s business plan was to seek to identify a privately-held operating company desiring to become a publicly held company by merging with BTHC through a reverse merger or other acquisition transaction. On June 30, 2009, in accordance with our business plan, we completed the acquisition of Megaway pursuant to the Share Exchange Agreement. As a result of this acquisition, we are no longer a shell company.

In September 1999, Ballantrae Healthcare LLC and affiliated limited liability companies including BTHC VIII, LLC (collectively Ballantrae) were organized for the purpose of operating nursing homes throughout the United States. Although Ballantrae continued to increase the number of nursing homes it operated and in June 2000 had received a substantial equity investment, it was unable to achieve profitability. During 2001 and 2002, Ballantrae continued to experience severe liquidity problems and did not generate enough revenues to cover its overhead costs. Despite obtaining additional capital and divesting unprofitable nursing homes, by March, 2003, Ballantrae was out of cash and unable to meet its payroll obligations.

On March 28, 2003, Ballantrae filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On November 29, 2004, the bankruptcy court approved the First Amended Joint Plan of Reorganization, or the Plan, as presented by Ballantrae, its affiliates and their creditors. On August 16, 2006, pursuant to the Plan, BTHC VIII, LLC was merged into BTHC VIII, Inc., a Delaware corporation.

Halter Financial Group, Inc. or HFG, participated with Ballantrae and their creditors in structuring the Plan. As part of the Plan, HFG provided $76,500 to be used to pay professional fees associated with the Plan confirmation process. HFG was granted an option to be repaid through the issuance of equity securities in 17 of the reorganized Ballantrae entities, including BTHC. HFG exercised the option, and as provided in the Plan, 70% of BTHC’s outstanding common stock, or 420,000 shares, were issued to HFG, in satisfaction of HFG’'s administrative claims. The remaining 30% of BTHC’s outstanding common stock, or 180,528 shares, were issued to 581 holders of administrative and tax claims and unsecured debt. The 600,528 shares, or Plan Shares, were issued pursuant to Section 1145 of the Bankruptcy Code.

Effective August 16, 2006, HFG transferred its 420,000 Plan Shares to Halter Financial Investments L.P., or HFI, a Texas limited partnership controlled by Timothy P. Halter. Mr. Halter also served as our sole officer and director from our formation on August 7, 2006 until February 12, 2009, when he was replaced by Gerard Pascale.

We were subject to the jurisdiction of the bankruptcy court until we consummated the exchange transaction described below with Sino- America Ventures, Inc. in February 2009. As we timely consummated a merger or acquisition with a qualifying entity, we filed a certificate of compliance with the bankruptcy court which stated that the requirements of the Plan had been met, resulting in the discharge to be deemed granted. Thereafter, the post discharge injunction provisions set forth in the Plan and the confirmation order became effective.

Exchange Transaction with SAV

On February 12, 2009, we entered into a share exchange agreement, or the Exchange Agreement, with Sino- America Ventures, Inc., or SAV, a Delaware corporation, and the sole stockholder of SAV, Mr. Gerard Pascale. Pursuant to the Exchange Agreement, Mr. Pascale transferred 100% of the issued and outstanding shares of the capital stock of SAV to us in exchange for 5,404,800 newly issued shares of our common stock that constituted approximately 90% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of such exchange. As a result of this transaction, Mr. Pascale became our controlling stockholder and SAV became our subsidiary. In connection with the Exchange Agreement, our sole director and officer, Timothy P. Halter, resigned and was replaced by Mr. Pascale as our sole director and officer.

SAV was organized on February 10, 2009 as a Delaware corporation and was formed to seek and identify a privately-held operating company desiring to become a publicly held company by combining through a reverse merger or acquisition transaction. SAV was dissolved on May 22, 2009.

Background and History of Megaway and its Subsidiaries

Megaway was incorporated in the British Virgin Islands on April 8, 2009. Megaway is a holding company that has no operations or assets other than its ownership of all of the capital stock of Star Wealth. Star Wealth was incorporated in Hong Kong on March 25, 2009. Star Wealth is also a holding company that has no operations or assets other than its ownership of all of the equity interests of Siping Juyuan. Siping City Juyuan Heat Exchange Equipment Co., Ltd., or Old Juyuan, the predecessor of Siping Juyuan, was first incorporated in China in December 1998. In May 2006, Old Juyuan was divided into three individual enterprises, including Siping Juyuan. Siping Juyuan carried on the major business of Old Juyuan while the other two enterprises gradually ceased operation. Mr. Guohong Zhao, our Chairman, Chief Executive Officer and President, is the founder of Old Juyuan. All of our manufacturing operations are conducted through Siping Juyuan. Siping Juyuan has a term from June 8, 2009 through June 7, 2029. Siping Juyuan owns 75% of the equity interests of Beijing Juyuan, which is solely engaged in the sales of Siping Juyuan’s products, and carries no production activities.

Acquisition of Megaway

On June 30, 2009, we completed a reverse acquisition transaction with Megaway whereby we issued to Wisetop, the sole shareholder of Megaway, 14,800,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of Megaway. Megaway thereby became our wholly owned subsidiary and Wisetop became our controlling stockholder.

In connection with our reverse acquisition of Megaway, we entered into the Cancellation Agreement with Mr. Gerald Pascale, whereby Mr. Pascale agreed to the cancellation of 4,805,387 shares of our common stock owned by him.

Upon the closing of the reverse acquisition, Mr. Gerard Pascale, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing by us of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act, which will be mailed out on or about June 30, 2009. Guohong Zhao was appointed as our director effective upon the closing of the reverse acquisition. In addition, our executive officers were replaced by the Siping Juyuan executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Megaway as the acquirer and BTHC as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Megaway on a consolidated basis unless the context suggests otherwise.

We plan to amend our certificate of incorporation to change our name from “BTHC VIII, Inc.” to “THT Heat Transfer Technology Co., Ltd.” to reflect the current business of our company, which changed as a result of our acquisition of Megaway.

BUSINESS

Overview

We are a leading total solution provider in the heat exchange industry. A heat exchanger is a device built for efficient heat transfer from one medium to another, whether the media are separated by a solid wall so that they never mix, or the media are in direct contact. Through our Chinese operating subsidiary, Siping Juyuan, we design, manufacture and sell plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solution. Our customers are widely dispersed throughout various industries, including metallurgy, heat and power, petrochemical, food and beverage, pharmaceutical and shipbuilding.

Our Industry

Overview of Chinese Heat Exchange Industry

A heat exchanger is a device built for efficient heat transfer from one medium to another. It is widely used in various industries including metallurgy, heat and power, petrochemical, food & beverage, pharmaceutical and shipbuilding.

According to “China Heat Exchanger Industry Report” (hereinafter referred to as the “Industry Report”) issued by Zero Power Intelligence Co., Ltd., an independent market research firm in China, the world heat exchanger market has grown significantly in the past several years. The global sales value of heat exchangers grew from US$29.7 billion in 2005 to US$38.6 billion in 2008, representing a growth of 30%, and is expected to grow to US$55.3 billion in 2012, representing a growth of 43% in the four-year period from 2009 to 2012.

Source: “China Heat Exchanger Industry Report”, Zero Power Intelligence Co., Ltd.

According to the Industry Report, China has become the second largest market and one of the fastest growing markets for heat exchangers. The sales value of heat exchangers in China grew from US$3.2 billion in 2005 to US$5.4 billion in 2008, representing a growth of 70%, and is expected to grow to US$ 11.0 billion in 2012, representing a growth of 106% in the four-year period from 2009 to 2012.

Source: “China Heat Exchanger Industry Report”, Zero Power Intelligence Co., Ltd.

Growth of the Chinese Heat Exchange Industry

We anticipate that growth in the Chinese heat exchanger industry will mainly be driven by the following factors:

Fast economic growth in China

According to Chinese Academy of Social Sciences, Chinese GDP is expected to grow 9% in 2009, which is one of the fastest in the world. Heat exchangers are widely used in various industries, including metallurgy, heat and power, petrochemical, food & beverage, pharmaceutical, and shipbuilding, therefore the heat exchanger market benefits from the overall economy growth.

Growing Energy Needs

Fast growing economy requires more energy. In pace with the rising needs in energy, more and more power plants are being constructed. Heat exchangers are widely used in the closed circulation system of thermal power plant, nuclear reactor heat exchange system and regular water cooling system of nuclear power plant. According to State Electricity Regulatory Commission, the energy investment in China was US$ 84 billion in 2008 and is expected to grow at compound annual growth rate of 10% till 2013. Chinese government planned to spend a total of US$ 66 billion in nuclear power plant constructing. By 2020, altogether 23 million-KW level nuclear power plants will be constructed. In 2009, 5 new nuclear power plants have started construction in Zhejiang, Shandong, Guangdong and Hainan province.

Environmental Protection

New environmental rules and regulations have helped reduce emissions and energy consumption. The Chinese government and other countries’ governments encourage investments to reduce energy consumption and emission. In many applications, industry buyers tend to use heat exchangers instead of simple cooling systems in consideration of both efficiency and energy savings. In 2008, investment in energy savings and reducing emissions in China was US$4.010 million and is expected to grow at compound annual growth rate of 17% by 2012.

Fast Pace Urbanization

District heating systems are required in cities in northern part of China, which are experiencing fast urbanization. Heat exchangers are an important part of district heating systems. Also, HVAC (Heating, Ventilation and Air Conditioning), which is essential to buildings, requires installation of heat exchangers. In 2008, the HVAC market in China was US$4.560 million and is expected to grow at compound annual growth rate of 25% by 2012.

Shipbuilding Rise

Sea transportation remains China’s most important transportation method and we expect that see transportation will continue to grow due to continued globalization. To satisfy the need for more sea transportation, more ships are required to be built. Heat exchangers are installed in engine cooling systems and air-conditioner systems of every ship. China has become a strong player in shipbuilding. In 2008, China accounted for 36% of shipbuilding orders worldwide, according to a shipbuilding industry report issued by UBS. In 2010, China is expected to deliver 77.1 million DWT (Deadweight Tonnage) of new ships, growing at a compound annual growth rate of 51% compared with the same number in 2006.

Our Competitive Strengths

We believe that the following strengths enable us to compete effectively in and to capitalize on growth in the heat exchange industry in China:

  Leading market position. In 2008, we ranked second in China in terms of sales revenue among plate heat exchange manufacturers. This leading sales position will help develop our brand and brand awareness throughout China and assist us in acquiring an even larger market share in the future.

  Comprehensive solution provider. Unlike most other heat exchanger manufacturers in China, we not only provide heat exchange products, but also provide comprehensive solution to our customers. As a total solution provider, we analyze the working condition of our customers; provide optimized design based on analysis and simulation, offer high quality heat exchange products, and continuously assist our customer in improving heat exchange process.

  Broad product range. We provide the broadest range of heat exchanger products in China other than Alfa Laval, the global market leader for heat exchanger products. Our products include plate heat exchangers, shell and tube heat exchangers, heat exchange units, air-cooled heat exchangers, welded plate heat exchangers and plate-and-shell heat exchangers. The broad product variety provides our customers with one-stop purchasing convenience.

  Solid track record. Over the past 10 years, we have successfully completed over 3,000 projects in more than 15 industries, including metallurgy, heat and power, petrochemical, food & beverage, pharmaceutical and shipbuilding. We have provided heat exchange solutions to Fortune 500 companies including Shell, BP, BASF, LG, Sinopec, and China Shenhua and for critical projects in both China and foreign countries, including Beijing 2008 Olympics Wukesong Sports Center, Guangdong Linao nuclear plant and BASF Chemical plant in Germany. Our strong track records demonstrated our strong ability in developing and providing high quality solutions and products and add credit to our brand and reputation in the industry.

  Professional sales team. We have a sales team with 161 experienced sales people, which we believe is among the largest in the industry. Our sales people are organized into 4 groups by industry, namely metallurgy, heat and power, petrochemical and shipbuilding, each specialized in serving customers in the specific industry. With specialization, our sales people are able to be more focused and be equipped with better industry knowledge and experience.

Our Growth Strategy

We are committed to enhancing our sales, profitability and cash flows through the following strategies:

  Increase production and processing capacity. To fulfill future sales growth and enhance our capacity during peak periods, we are further expanding our production facility. Our new workshop with a floor area of 7,356 square meters is currently under construction and a new production line of plate heat exchangers with a designed capacity of 200,000 square meters will be implemented in the new workshop. The new workshop and new production line are expected to be completed and start operation in October 2009. We believe we will possess the largest production capacity in China when the new production line commences production.

  Expand sales network. We will further expand our sales network by establishing new sales offices in China. Meanwhile, we are strengthening our marketing efforts in the international market.

  Continue developing new products. We will continue to develop new products to broaden our product range so as to meet broader customer demands and seize large market shares. New products under development include semi-welded plate heat exchanger, disassemble plate evaporator, welded plate falling-film evaporator and oversized plate-and-shell heat exchanger. These new products will help us to reach a larger number of customers in the chemical, food & beverage, pharmaceutical and refinery industries.

Our Products

Our products and heat exchange solutions are sold to customers in the chemical industry, metallurgical industry, and shipbuilding industry. Our products are also used with heating, ventilating and air conditioning, or HVAC, systems and district heating (i.e., a system for distributing heat generated in a centralized location for residential and commercial heating requirements such as space heating and water heating). Our products include plate heat exchangers, shell & tube heat exchangers, air cooled heat exchangers, welded plate heat exchangers, heat exchanger units, plate and shell heat exchangers.

Plate Heat Exchangers

A plate heat exchanger is a type of heat exchanger that uses metal plates to transfer heat between two fluids. This type of heat exchanger has a major advantage over a conventional shell and tube heat exchanger in that the fluids are exposed to a much larger surface area because the fluids spread out over the plates. This spreading out of the fluids over the plates facilitates the transfer of heat, and greatly increases the speed of the temperature change.

The plate heat exchanger consists of a coiled pipe containing one fluid that passes through a chamber containing another fluid. The walls of the pipe are usually made of metal or another substance with a high thermal conductivity, to facilitate the interchange, whereas the outer casing of the larger chamber is made of a plastic or coated with thermal insulation, to discourage heat from escaping from the exchanger.

Plate heat exchangers are used in a variety of industries including, iron and steel, aluminum, chemical, electric power generation, nuclear power generation, central building air-conditioner, pharmaceutical, and food and beverage. Plate heat exchanger sales accounted for approximately 75% of our revenues in 2008.

Shell-and-tube Heat Exchanger

A shell-and-tube heat exchanger is a type of heat exchanger that consists of a shell (a large pressure vessel) with a bundle of tubes inside it. One fluid runs through the tubes, and another fluid flows over the tubes (through the shell) to transfer heat between the two fluids. Heat is transferred from one fluid to the other through the tube walls, either from tube side to shell side or vice versa. The fluids can be either liquids or gases on either the shell or the tube side. Shell-and-tube heat exchanger sales accounted for approximately 8% of our revenues in 2008.

Shell-and-tube heat exchangers are used in most of the same industries as plate heat exchangers. Shell-and-tube heat exchangers are most commonly used with extremely high-pressure liquids.

Heat Exchanger Units

A heat exchanger unit is a whole set of district heating control equipment. A heat exchanger unit integrates the following components: plate heat exchangers, circulating pump, water supplement pump, thermometer, manometer, various sensors, conduits, valves and industrial controls, water supplement system, stable pressure system, frequency conversion flux control system, heat measurement and network communication control system. We combine these components on-site at our manufacturing facilities. We utilize our proprietary technologies to customize heat exchanger units to our client’s specifications. Sales of heat exchanger units accounted for approximately 7% of our revenues in 2008.

Our heat exchanger units are most widely used in thermal power plants and residential heating systems, which require integration of control and monitoring systems for several different spaces.

Air-cooled Heat Exchanger

An air cooled heat exchanger is a pressure vessel which cools a circulating fluid within finned tubes by forcing ambient air over the exterior of the tubes. A common example of an air cooler is a car’s radiator. Air cooled heat exchangers are beneficial because they increase plant efficiency and they are a “green” solution as compared to cooling towers and shell and tube heat exchangers because they do not require an auxiliary water supply (water lost due to drift and evaporation, plus no water treatment chemicals are required). Sales of air cooled heat exchangers accounted for 5% of our revenues in 2008.

Air-cooled heat exchangers are used in various industries where cooling liquids are too costly to obtain or not readily available.

Welded Plate Heat Exchanger

A welded plate heat exchanger is used for heat exchange between high-pressure fluids or where a more compact product is required. In place of a pipe passing through a chamber, there are instead two alternating chambers, usually thin in depth, separated at their largest surface by a corrugated metal plate. The heat transfer plates are connected by welding. Compared with other plate heat exchangers, welded plate heat exchangers can work under situations where the liquid pressure is higher. However, as the heat transfer plates are welded, it is less convenient to maintain and clean as compared with other types of plate heat exchangers that are connected by gaskets. Welded plate heat exchangers accounted for 1% of our revenues in 2008.

Welded plate heat exchangers are applied in many of the same industries as other plate heat exchangers and as shell-and-tube heat exchangers.

Plate-and-Shell Heat Exchanger

A plate-and-shell heat exchanger is a hybrid type of heat exchanger that combines aspects of the plate heat exchanger with aspects of the shell-and-tube heat exchanger. Plate-and-shell heat exchangers consist of a shell (a large pressure vessel) with heat transfer plates inside of the shell instead of tubes.

One of the advantages of a plate-and-shell heat exchanger is its high heat transfer efficiency. These types of heat exchangers also have a compact structure and light weight. Shell-and-plate heat exchangers are also resistant to high pressure and high temperatures. They are commonly used to meet the requirements of large-scale equipment used in oil refining, the chemical industry, fertilizer production and metallurgy. The heat transfer efficiency of a plate-and-shell heat exchanger is more than double that of a shell-and-tube heat exchanger. Sales of plate-and-shell heat exchangers accounted for 1% of our total sales for 2008.

New Products under Development

Our research and development department is constantly working on new products for our customers and enhancements to our existing products. Currently, our research and development team is working on semi-welded plate heat exchangers, disassemble plate evaporators, welded plate falling-film evaporators and oversized plate-and-shell heat exchangers.

  Semi-welded plate heat exchanger. A semi-welded plate heat exchanger is similar to a welded plate heat exchanger, but the heat transfer plates are connected by welding at one side and by gaskets at the other side instead of welding on both sides. The benefit of a semi-welded plate heat exchanger is that it can function well with a high pressure liquid on the welded side just like a welded plate heat exchanger, except that it is easier to clean and maintain because it has gaskets on the other side. Semi-welded plate heat exchangers are commonly used in tower cooling in connection with sulfuric acid production. We expect to commercialize our semi-welded plate heat exchanger product in December 2009.

  Evaporator. An evaporator is used to concentrate beverages, foods and chemicals by vaporizing water from the fluids containing the desired products. It is commonly used in the food, beverage and pharmaceutical industries. We expect to commercialize our disassemble plate evaporator in May 2010. We are also developing a welded plate falling-film evaporator. A welded plate falling-film evaporator can be operated with very low temperature differences between the heating media and the boiling liquid, and it also has very short product contact times, typically just a few seconds per pass. These characteristics make the falling film evaporator particularly suitable for heat-sensitive products. We expect to commercialize our welded plate falling film evaporator in September 2010.

  Oversized plate-and-shell heat exchanger. An oversized plate-and-shell heat exchanger utilizes a heat transfer plate that has a developed area of more than 6,000 square meters. Oversized plate-and-shell heat exchangers are commonly used in large refinery equipment such as catalytic reforming or hydrogenation equipment used in the petrochemical industry. We expect to commercialize our oversized plate-and-shell heat exchanger in July 2011.

Manufacturing

Manufacturing Facilities

Our manufacturing facilities are based in Siping City, Jilin Province, Northeast China. The total floor area of our facility is approximately 17,482 square meters. The production portion of the facility is approximately 11,275 square meters. Our research and development center is approximately 1,164 square meters and our executive office building, garage, and dormitory are approximately 5,043 square meters. We currently have one production line for plate heat exchangers with an annual capacity of 300,000 square meters and one welding workshop with an annual capacity of 3,000 tons. The plate heat exchanger production line produces all heat transfer plates used in our plate heat exchangers, heat exchange units, air-cooled heat exchangers, welded plate heat exchangers and plate-and-shell heat exchangers. This production line also assembles heat transfer plates into plate heat exchangers. The welding work shop assembles shell and tube heat exchangers, heat exchanger units, air-cooled heat exchangers, welded plate heat exchangers and plate-and-shell heat exchangers, which require intensive welding operations. The facility is located on a 36,530 square meter plot of land that we own.

The capacity and utilization of our production lines are set forth below:

Production line	Current capacity	2007 Utilization	2008 Utilization
Plate heat exchanger production line (square meters)	300,000	41%	65%
Welding workshop (tons)	3,000	41%	49%

In real operation, the run hours of our production lines vary considerably from time to time over the year. This is mainly because our products are customized rather than standard products, and our sales orders are commonly project based and placed unevenly over the year. In addition, the market demand from the heat industry tends to demonstrate strong seasonality. The period from July to October every year is commonly the peak season when the residential heating system for northern China is implemented. Therefore, with the current utilization rate, our production lines have been running at full capacity during the peak periods.

To fulfill future sales growth and to enhance our capacity during peak periods, we are further expanding our production facility. Our new workshop with a floor area of 7,356 square meters is currently under construction and a new production line plate heat exchangers with a designed capacity of 200,000 square meters will be implemented in the new workshop. The new workshop and new production line are expected to be completed and start operation in October 2009. With the new workshop, we will be able to further streamline our production lines and have more space available for assembly and welding. In the new plate heat exchanger production line, we will install a 6,000 ton press machine to produce smaller size heat transfer plates while the old plate heat exchanger production line with a 22,000 ton press machine will be used to produce larger sized heat transfer plates. With the new workshop and the new production line, we believe both our production capacity and efficiency will be significantly improved.

Manufacturing Processes

The following diagrams illustrates the production process for our plate heat exchangers.

Production process for plate heat exchanger

The manufacturing process for the plate heat exchanger begins with the removal of edges from steel plates that we acquire as a raw material. Once the edges are removed, we cut the steel plate down to the desired size. The next step is the pressing of the steel plate to the desired shape and form. After the pressing is complete, we seal and combine the heat transfer plates together. The final step is to conduct a hydrostatic pressure test, which tests our product for leakage and also tests the strength of the product to ensure conformity to customer specifications.

The following diagrams illustrates the production process for our shell-and-tube heat exchangers.

Production process of shell-and-tube heat exchanger

The manufacturing process for the shell-and-tube heat exchanger begins with the welding and combination of the shell and heat exchange tube. The next step is to conduct a hydrostatic pressure test, which tests our product for leakage and also tests the strength of the product to ensure conformity to customer specifications.

The production process for our heat exchange units, air cooled heat exchangers, welded plate heat exchangers and plate and shell heat exchangers is similar to that of our plate heat exchanger production process, except that additional processes are added to arrive at the finished product. With the heat exchange units, additional components are added in the welding workshop, including a circulating pump, water supplement pump, thermometer, manometer, various sensors, conduits and valves. In the case of the air cooled heat exchanger, additional fans and blowers are added to the plate heat exchanger in the welding workshop. With the welded plate heat exchanger, the heat transfer plates are welded rather than connected by gaskets. Finally, in the case of the plate and shell heat exchanger, the heat transfer plates replace tubes inside the shell vessel.

Raw Materials

We purchase raw materials for each project and the procurement is subject to different solutions designed to customer condition, including the material type, material volume and accessories. Our raw materials are mainly stainless steel plates, carbon steel plates, titanium steel plates, nickel steel plates, and other steel base alloys. Different steel plates are used to produce heat exchangers used in different environments or for use with different fluids. For heat exchangers used in environments full of corrosive air or liquids, such as on a ship or in alumina smelting, or used to exchange heat from highly-corrosive fluids, such as acid and alkali chemicals, corrosion resistant steel plates, such as titanium steel plates, nickel steel plates, steel base alloy like 254SMO and Hastelloy alloy, are used as raw materials. For heat exchangers used in a regular environment or with regular fluids, stainless steel plates and carbon steel plates are used as raw materials. We also purchase heat transfer tubes from third party vendors to produce shell-and-tube heat exchangers and plate-and-shell heat exchangers.

Our Suppliers and Supplier Arrangements

The raw materials that we use to produce our products are widely available in the market. Since our products are mostly customized rather than standard products, we usually make purchases based on orders received, and commonly in small batches. Therefore, we make purchases from trading companies so that we are able to place orders in small batches and request quick deliveries. Most of these trading companies are distributors of large global steel or alloy manufacturers such as Nippon Yakin Co., Ltd., TISCO, Haynes International, Inc., BAOTI, and Nippon Steel Corporation.

The following table sets forth our top ten suppliers in 2008.

Supplier	Raw materials	Amount US$ ’000
Tianjin Gerui New Metal Co., Ltd.	Titanium Steel, Nickel Steel, Stainless Steel	4,641
Shenyang Oriental Kunlun Stainless Steel Industrial Co., Ltd.	Stainless Steel	3,307
Shanghai Non-Ferrous Metals Pudong Development Trade Co., Ltd.	Hastelloy Alloy	1,679
Shenyang Tong Feng Da Material Co., Ltd.	Carbon Steel Pate	1,384
Jiangmen Xinhao Special Stainless Steel Co., Ltd.	Titanium Steel, Nickel Steel, Stainless Steel	1,242
Wuxi Huarui Iron and Steel Trading Co., Ltd	Stainless Steel Plate	1,051
Beijing Richead Co., Ltd.	Titanium Steel Plate	937
Shanghai Huaxia Industrial Co., Ltd.	Titanium Steel Plate	936
Baoji Chuangxin Metal Material Co., Ltd.	Titanium Steel Plate	847
Wuxi Precision Steel Tube Co., Ltd	Heat Transfer Tube	823

The following table sets forth our top ten suppliers in 2007:

Supplier	Raw materials	Amount US$ ’000
Tianjin Gerui New Metal Co., Ltd.	Titanium Steel, Nickel Steel, Stainless Steel	4,715
Yantai Oriental Stainless Steel Industry Co., Ltd.	Stainless Steel	1,964
Jiangmen Xinhao Special Stainless Steel Material Co., Ltd.	Titanium Steel, Nickel Steel, Stainless Steel	1,276
Shenyang Tong Feng Da Material Co., Ltd.	Carbon Steel Pate	861

Supplier	Raw materials	Amount US$ ’000
Wuxi Miaofa Material Co., Ltd.	Stainless Steel	695
Wuxi Jihui Iron and Steel Trading Co., Ltd.	Stainless Steel	518
Wuxi Huarui Iron and Steel Trading Co., Ltd.	Stainless Steel	419
Xi’an Lianyi Rubber Products Co., Ltd.	Block Gine	345
Shanghai Non-Ferrous Metals Pudong Development Trade Co., Ltd.	Stainless Steel	266
Yancheng Deshang Metal Material Co., Ltd.	Stainless Steel	194

We pay the entire purchase price for the raw materials upon delivery. For materials purchased domestically, we pay 100% on receipt. For imported materials, we are usually required to make 30% deposit upon making an order with the balance due upon receipt.

Our Customers

Our customers are widely dispersed throughout various industries, including metallurgy, heat and power, petrochemical, food and beverage, pharmaceutical and shipbuilding. Our products have been well received by Fortune 500 companies in large projects worldwide. The following table identifies some of our customers and the projects in which our products have been used.

Beijing 2008 Olympics Wukesong Sports Center (Beijing, China)
Sinopec-Shell Coal Gasification Plant (Yueyang, China)
BP (China) Chemical, Co., Ltd. (Zhuhai, China)
Datang International Shanxi Power Plant (Shanxi, China)
Sinopec Yueyang Plant (Yueyang, China) Sinopec Anqing Plant (Anqing, China)
China Shenhua Baotou Coal Chemical Plat (Baotou, China)
LG Chemical Tianjin Plant (Tianjin, China)
CNPC Cangzhou Plant (Cangzhou, China) CNPC Harbin Plant (Harbin, China)
CGN, Linao Nuclear Plant (Guangdong, China)
BASF Chemical Plant (Germany)
Isdemir, Inc. Steel Plant (Turkey)

The following table sets forth our top ten customers in 2008:

Customer	Main Products	Amount US$ '000	% of Revenue
Siping Juyuan Plate Heat Exchanger Corporation	Plate Heat Exchanger	5,804	17.9%
Guangxi Xinfa Aluminum & Electricity Co., Ltd.	Plate Heat Exchanger	2,834	8.7%
Chiping Xinfa Huayu Alumina Co., Ltd.	Plate Heat Exchanger	2,462	7.6%
China National Electric Equipment Corporation	Plate Heat Exchanger	2,401	7.4%
China National Packaging and Food Machinery Corporation	Plate Heat Exchanger	1,308	4.0%
Zhongjiao Tianjin Channel Corporation	Plate Heat Exchanger	1,163	3.6%
China Huadian Corporation	Shell-and-tube Heat Exchanger	1,226	3.8%
Qinhuangdao City District Heating Corporation	Heat Exchanger Unit	1,196	3.7%
Wuhuan Engineering Co., Ltd.	Shell-and-tube Heat Exchanger	1,118	3.4%
Baotou City District Heating Corporation	Plate Heat Exchanger	1,104	3.4%

The following table sets forth our top ten customers in 2007:

		Amount
Customer	Main Products	US$ '000	% of Revenue
Siping Juyuan Plate Heat Exchanger Corporation	Plate Heat Exchanger	4,971	31.9%
Dalian agent Diesel Engine Co., Ltd.	Plate Heat Exchanger	619	4.0%
Chengdu Century New City International Exhibit Center	Plate Heat Exchanger	556	3.6%
Wuhan Kaidi Electric Corporation	Plate Heat Exchanger	405	2.6%
Shanxi Green Energy Geothermal Development Co., Ltd.	Plate Heat Exchanger	428	2.7%
Longkou Donghai Alumina Co., Ltd.	Plate Heat Exchanger	422	2.7%
Guangxi Xinfa Aluminum & Electricity Co., Ltd.	Plate Heat Exchanger	336	2.2%
Chiping Xinfa Huayu Alumina Co., Ltd.	Plate Heat Exchanger	292	1.9%
Baotou Huayuan Heat Co.,Ltd	Heat Exchanger Unit	72	0.5%
Guangdong Zhongke Tianyuan New Energy Co., Ltd.	Plate Heat Exchanger	51	0.3%

Sales and Marketing

As of March 31, 2009, our sales force consisted of 161 experienced sales people organized into 4 groups, namely heat and power, shipbuilding, metallurgy and petrochemical, each serving our customers in the specific industry. With specialization, our sales people are able to be more focused and be equipped with better industry knowledge and experience. Of the 161 sales people, 99 are based in Beijing and Siping, and 62 are based in 10 other sales offices.

Besides Siping and Beijing, we established 10 sales offices in 10 provinces in China. The following table set forth the location of our sales offices:

Region	Number of offices	Location
Northern China	3	Harbin, Shenyang, Baotou
Eastern China	2	Qingdao, Shanghai
Central China	2	Wuhan, Zhengzhou,
Western China	3	Xi’an, Taiyuan, Chengdu

Each sales office makes direct sales and provides after-sales services to the customers in its area. Our sales offices in Qingdao, Wuhan, Xi’an, Zhengzhou, Taiyuan, Chengdu, Harbin, Shenyang and Baotou are focused on sales to the heating and power industry while our Shanghai sales office is focused on sales to the shipbuilding industry.

Competition

The heat exchanger market in China is very segmented and competitive. There are over 1,500 heat exchanger manufacturers in China, most of which are relatively small in size. As a leading heat exchanger manufacturer in China, we mainly face competition from the leading domestic players including SmartHeat, Shanghai Accessen and Lanzhou Lanshi, as well as the leading international players including Alfa Laval and Aluminium Plant & Vessel Company Limited, or APV, who have presence in China. An analysis of our major competitors is set out below:

  Alfa Laval is the largest plate heat exchanger manufacturer in the world as well as in China. Alfa Laval has the broadest range of products covering application in almost all applicable industries. Since it also produces other industrial products like separators, Alfa Laval is also able to provide customers with integrated solutions of heat exchangers and other industrial products. In the shell-and-tube heat exchangers market, Alfa Laval is especially strong in providing products to the food and beverage industry and the pharmaceutical industry. Alfa Laval is our key competitor in almost all industries. As compared to Alfa Laval, we are able to provide products of similar quality at a lower price.

  APV is one of the earliest plate heat exchanger manufacturers in the world. It was founded by Dr. Richard Seligman, who made the first plate heat exchanger, in 1910. In 2008, APV was acquired by SPX, a multi-national company listed on the New York Stock Exchange. APV is especially strong in providing solutions and products for the power industry. As compared to APV, we have a broader range of products and larger production capacity and sales volume in China.

  SmartHeat, Inc. is a Chinese manufacturer of heat exchangers that is listed on NYSE AMEX. Its production facility is located in Shenyang, Northeast China. SmartHeat manufactures and sells plate heat exchangers, heat exchanger units and heat meters. It used to be the OEM service provider of Sondex, the Denmark manufacturer of plate heat exchangers, who is an especially strong competitor in the oil and gas industry. SmartHeat is also more experienced in producing heat exchanger units but produces no shell-and-tube heat exchangers. As compared to SmartHeat, we believe that we have stronger research and development capabilities and have a broader range of products. We also believe that we have a longer track record in the industry tan SmartHeat.

  Shanghai Accessen is a Chinese manufacturer of heat exchangers. Its production facility is located in Shanghai, China. It started to produce and sell plate heat exchangers and heat exchanger units under its own brand in 2002. It does not produce shell-and-tube heat exchangers. As compared to Accessen, we believe that we have stronger research and development capabilities and broader range of products. We also believe that we have a longer track record in the industry and we are much larger than Accessen in terms of production capacity and sales volume.

  Lanzhou Lanshi is a Chinese manufacturer of heat exchangers. Its production facility is located in Lanzhou, Northwest China. It manufactures and sells plate heat exchangers and heat exchanger units. Lanzhou Lanshi caters to the alumina production market. As compared to Lanshi, we believe that we have stronger research and development capabilities and a broader range of products. We are also much larger than Lanshi in terms of production capacity and sales volume.

Intellectual Property

Trademarks

We sell all our products under trademarks of “巨元” and “THT”. “巨元” has been registered with the State Trademark Bureau of PRC and has a valid term of 10 years expiring August 20, 2010. “THT” has passed the initial examination by the State Trademark Bureau of PRC and is expected to be officially registered in July 2009.

Patents

We own 7 patents, all of which are for utility models. The term of the patents, as stipulated by the PRC Patent Law, is 10 years starting from the authorization date. The following table lists our patents, their registration and certificate numbers and their authorization dates:

Patents	Registration No.	Certificate No.	Authorization Date
Variable section flow channel plate heat exchanger	ZL200720093847.4	1109105	2008-10-08
Wide flow channel disassemble plate heat exchanger	ZL200520127760.5	876165	2007-3-07
Wide flow channel welded plate heat exchanger	ZL200520127762.4	842256	2006-11-29
Large-scale closed cooling water circulator	ZL200520127763.9	CN 2842348Y	2006-11-29
Block type heat exchanger	ZL200520127761X	842022	2006-11-29
Multi-combined block type heat exchanger	ZL00266936.0	464763	2001-11-28
Rotational flow shell-and-tube heat exchanger	ZL00266938.2	465069	2001-11-28

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise and air pollution and the disposal of waste and hazardous materials. We also are subject to periodic inspections by local environmental protection authorities. Our operating subsidiaries have received certifications from the relevant PRC government agencies indicating that their business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Regulation

Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC.

We are subject to the environmental regulations described in the preceding section entitled “Our Business – Environmental Matters.”

There is no private ownership of land in China. Upon payment of a land grant fee, land use rights can be obtained from the government for a period unto 50 years in the case of industrial land and are typically renewable. We have received the necessary land use rights certificate for three land lots, all of which are located at No.5 Nanhuan Road, Tiexi District, Siping City. The three land lots occupy a total of 36,529 square meters.

We are also subject to China’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks, and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

Under current PRC laws and regulations, Foreign Invested Entities, or FIEs, may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, FIEs in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to their general reserves until the cumulative amount of such reserves reaches 50.0% of their registered capital. These reserves are not distributable as cash dividends. The board of directors of an FIE has the discretion to allocate a portion of the FIEs’ after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

We do not face any significant government regulation in connection with the production of our products. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

Our Employees

As of March 31, 2009, we employed a total of 567 full-time employees. The following table sets forth the number of employees by function:

Function	Number of employees
Senior Management	4
Solution design	11
Sales	161
Marketing	11
Procurement	8
Production	238
Quality Control	16
R&D	45
HR & Administration	45
Finance	21
Internal Audit and Control	7
TOTAL	567

As required by applicable PRC law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering employment contracts with those employees who do not currently have employment contracts with us. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any significant disputes or any difficulty in recruiting staff for our operations.

Our employees in China participate in a state pension scheme organized by PRC municipal and provincial governments. We are currently required to contribute to the scheme at the rate of 29% of the average monthly salary.

In addition, we are required by PRC law to cover employees in China with various types of social insurance, and we believe that we are in material compliance with the relevant PRC laws.

Insurance

We maintain property insurance for our premises located at Siping, China where our main production facilities are located. The aggregate maximum amount covered by our insurance policy is up to RMB 18.45 million (approximately $2.7 million). We also maintain property insurance for our automobiles. We do not maintain business interruption, product liability insurance or key-man life insurance. We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in China. However, we cannot ensure that our existing insurance policies are sufficient to insulate us from all loses and liabilities that we may incur.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are currently not a party to any legal proceeding and are not aware of any legal claims that we believe will have a material adverse affect on our business, financial condition or operating results.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our industry is very competitive in China.

The domestic market for heat exchange products is fragmented and highly competitive. We compete with over 1,500 small-sized, local Chinese heat exchanger manufacturers. The number of these companies varies from time to time. While we may have greater resources than our smaller competitors, it is possible that these competitors have better access in certain local markets to customers and prospects and lower production and raw material costs. Some of our products compete on the basis of price and are sold in fragmented markets with low barriers to entry, allowing less expensive domestic producers to gain market share and reduce our margins.

Foreign competition is intense and could have a material adverse effect on our financial condition and results of operations.

In addition to domestic competition, we face intense competition from foreign competitors. The intensity of foreign competition is affected significantly by fluctuations in the value of the U.S. dollar against Chinese currency and by the level of import duties imposed by the Chinese government on certain products. Our major international competitors are Alfa Laval and APV. Many of our competitors have more resources and greater brand recognition than we enjoy. While our resources may not be as great as our larger competitors, we believe our product quality and direct sales offices and distribution network are superior in China. If our competitors are able to gain greater market share or improve their sales efforts, our sales may decrease, we may be forced to lower our prices, or our marketing costs may increase, all of which could negatively impact our financial results.

Our revenue will decrease if the industries in which our customers operate experience a protracted slowdown.

Our products mainly serve as key components in projects operated by our customers which are mostly in the chemical, metallurgical, shipbuilding, HVAC and district heating industries. Therefore, we are subject to the general changes in economic conditions affecting those industry segments of the economy. If the industry segments in which our customers operate do not grow or if there is a contraction in those industries, demand for our valve products will decrease. Demand for our products is typically affected by a number of overarching economic factors, including, but not limited to, interest rates, the availability and magnitude of private and governmental investment in infrastructure projects and the health of the overall global economy. If there is a decline in economic activity in China and the other markets in which we operate or a protracted slowdown in industries on which we rely for our sales, demand for our products and our revenue will likewise decrease.

Approximately 64% of our sales revenues were derived from our ten largest customers and 17.9% of our sales revenues in 2008 were derived from our largest customer, and any reduction in revenues from any of these customers would reduce our revenues and net income.

Approximately 64% of our sales revenue in 2008 came from our top ten customers, with Siping Juyuan Plate Heat Exchanger Corporation accounting for approximately 17.9% of our sales revenue in 2008. If we cease to do business at or above current levels with the top customers or with any other large customers which contribute significantly to our sales revenues, and we are unable to generate additional or substitute sales revenue, our net income would decline considerably.

Any decrease in the availability, or increase in the cost, of raw materials could materially affect our earnings.

Our operations depend heavily on the availability of various raw materials. The raw materials for our operations are mainly stainless steel plates, carbon steel plates, titanium steel plates, nickel steel plates and other steel based alloy. The availability of raw materials may decrease and their prices may fluctuate greatly. We have long-term relationships with several suppliers; however, if our suppliers are unable or unwilling to provide us with raw materials on terms favorable to us, we may be unable to produce certain products. This could result in a decrease in profit and damage to our reputation in our industry. In the event our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings. Additionally, certain of our supply contracts are for fixed prices. Although we currently benefit from favorable pricing in some of these supply contracts, if market prices for these raw materials decline, we may not be able to take advantage of decreasing market prices, and our profit margins may suffer.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

We believe that our current cash, cash flow from operations and the proceeds from this offering will be sufficient to meet our present and reasonably anticipated capital and capital expenditure needs given the current state of our production line for the marketing of the products. We may, however, require additional cash resources due to changed business conditions, implementation of our strategy to expand our manufacturing capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Guohong Zhao, our Chairman and Chief Executive Officer and Jianjun He, our Chief Financial Officer. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Unexpected equipment failures may damage our business due to production curtailments or shutdowns.

We conduct periodic inspection and maintenance of all of our equipment to minimize the impact of interruption of production and prevent breakdown because this machinery is highly specialized and cannot be repaired or replaced without significant expense and time delay. On occasion, our equipment may be out of service as a result of unanticipated failures which may result in material plant shutdowns or periods of reduced production. Interruptions in production capabilities will inevitably increase production costs and reduce our sales and earnings. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or adverse weather conditions. Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows. Although we have business interruption insurance, we cannot provide any assurance that the insurance will cover all losses that we experience as a result of the equipment failures. In addition, longer-term business disruption could result in a loss of customers. If this were to occur, our future sales levels, and therefore our profitability, could be adversely affected.

Our failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We strive to strengthen and differentiate our product portfolio by developing new and efficient manufacturing processes and innovative products and product improvements. We maintain seven utility model patents and three registered trademarks and one trademark application pending registration with State Trademark Bureau of PRC as intellectual property assets. We believe that the protection of our intellectual property will become increasingly important to our business. Implementation and enforcement of intellectual property-related laws in China has historically been lacking due primarily to ambiguities in PRC intellectual property law. Accordingly, protection of intellectual property and proprietary rights in China may not be as effective as in the United States or other countries. We will continue to rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection may be inadequate. For example, our pending or future patent applications may not be approved or, if allowed, they may not be of sufficient strength or scope. As a result, third parties may use the technologies and proprietary processes that we have developed and compete with us, which could negatively affect any competitive advantage we enjoy, dilute our brand and harm our operating results.

In addition, policing the unauthorized use of our proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights and given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert management attention away from our core business. An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business and financial condition.

If our customers and/or the ultimate consumers of products that use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Due to the high pressures and temperatures at which many of our products are used and the fact that some of our products are relied upon by our customers or end users in their facilities or operations, or are manufactured for relatively broad consumer use, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury, property damage or economic loss. We believe that we meet or exceed existing professional specification standards recognized or required in the industries in which we operate. We have been subject to claims in the past, none of which have had a material adverse effect on our financial condition or results of operations, and we may be subject to claims in the future. We currently do not maintain product liability coverage and such insurance may be difficult to obtain on terms acceptable to us and may not cover warranty claims. A successful product liability claim or series of claims against us, including one or more consumer claims purporting to constitute class actions, or a significant warranty claim or series of claims against us could materially decrease our liquidity and impair our financial condition.

Our products may become subject to recall in the event of defects or other performance related issues.

We are at risk for product recall costs which are costs incurred when, either voluntarily or involuntarily, a product is recalled through a formal campaign to solicit the return of specific products due to a known or suspected performance defect. Costs typically include the cost of the product, part or component being replaced, the cost of the recall borne by our customers and labor to remove and replace the defective part or component. Our products have not been the subject of an open recall. If a recall decision is made, we will need to estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and our distributor or customer. As a result, these estimates are subject to change. Excessive recall costs or our failure to adequately estimate these costs may negatively affect our operating results.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Ms. Jinghua Zhao is the indirect, beneficial owner of approximately 92.5% of our common stock. As a result, she has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our manufacturing facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our manufacturing facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our manufacturing facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defaults with our products, product recalls, accidents on our property or damage relating to our operations. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2008; accordingly, we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2009. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could hurt our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the legal protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC  companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the Registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of Siping Juyuan constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, a “Round-trip Investment” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the 2006 M&A Rules, any Round-trip Investment must be approved by the MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

On June 30, 2009, Mr. Guohong Zhao, our Chairman and CEO and a founder of Siping Juyuan, entered into an option agreement with Ms. Jinghua Zhao, the sole shareholder of Wisetop, pursuant to which Mr. Guohong Zhao was granted an option, exercisable after 180 days, to acquire all of the equity interests of Wisetop owned by Ms. Jinghua Zhao. This option expires on June 30, 2011.

Also on June 30, 2009, Wisetop entered into separate option agreements with the other original founders of Siping Juyuan, pursuant to which such founders were granted options, exercisable after 90 days, to purchase an aggregate of 10,240,786 shares of our common stock owned by Wisetop. These options also expire on June 30, 2011.

After Mr. Guohong Zhao and the founders (collectively referred to herein as the PRC Individuals) exercise these options, they will be our controlling stockholders. Their acquisition of our equity interest, or the Acquisition, is required to be registered with the competent administration of industry and commerce authorities, or AIC, in Beijing. The PRC Individuals are required to make filings with the Beijing SAFE, to register the Company and its non-PRC subsidiaries to qualify them as SPVs, pursuant to Circular 75 and Circular 106.

The PRC regulatory authorities may take the view that the Acquisition and the Share Exchange Agreement are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, the PRC Individuals will become majority owners and effective controlling parties of a foreign entity that acquired ownership of our Chinese subsidiaries. The PRC regulatory authorities may also take the view that the registration of the Acquisition with the relevant AIC in Beijing and the filings with the Beijing SAFE may not be evidence that the Acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the Acquisition. If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we may be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiaries. Additionally, the PRC regulatory authorities may take the view that the Acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of our Chinese subsidiaries’ business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiaries. But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiaries’ business than if the Company had direct ownership of our Chinese subsidiaries. In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiaries, our business and financial performance will be materially adversely affected.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operation reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) ½ directors with voting rights or senior management often resident in China. Such resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

However, as our case substantially meets the foregoing criteria, there is a likelihood that we are deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

The value of our securities will be affected by the currency exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-in-control.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

BTHC VIII, Inc. is a Delaware holding company whose China-based indirect operating subsidiary Siping Juyuan manufactures and sells heat exchangers. Since 1998, we have been providing total heat exchange solutions to our customers. Our major products are plate heat exchangers, shell-and-tube heat exchangers and heat exchanger units. Unlike most other heat exchanger manufacturers in China, we not only provide heat exchange products, but also provide total solution to our customers. As a total solution provider, we analyze the working condition of our customers, provide optimized design based on analysis and simulation, offer high quality heat exchange products, and continuously assist our customer in improving heat exchange process.

Over the past 10 years, we have successfully completed over 3,000 projects in more than 15 industries, including metallurgy, heat and power, petrochemical, food and beverage, pharmaceutical and shipbuilding. We have provided heat exchange solutions to Fortune 500 companies, including Shell, BP, BASF, LG, Sinopec, and China Shenhua. We have also provided heat exchange products for important Chinese and international projects such as the Beijing 2008 Olympics Wukesong Sports Center, Guangdong Linao nuclear plant and BASF Chemical plant in Germany.

As of March 31, 2009, we had 567 employees. We currently have one production line for plate heat exchangers with an annual capacity of 300,000 square meters and one welding workshop with an annual capacity of 3,000 tons.

Because our recent operations have been limited to the operations of Megaway and its subsidiaries, the discussion below of our performance is based upon the unaudited financial statements of Siping Juyuan as of and for the three-month periods ended March 31, 2009 and 2008 and the audited financial statements of Siping Juyuan for the years ended December 31, 2008 and 2007, which are included in this report.

Recent Developments

Reverse Merger Transaction

Prior to June 30, 2009, we were a shell company and had no operations. On June 30, 2009, we completed a reverse acquisition transaction through a share exchange with Megaway, whereby we issued to Wisetop, the sole shareholder of Megaway, 14,800,000 shares of our common stock, par value $0.001, in exchange for 100% of the issued and outstanding capital stock of Megaway. Megaway and its subsidiaries, Star Wealth, Siping Juyuan and Beijing Juyuan thereby became our wholly owned subsidiaries and Wisetop became our controlling stockholder.

Upon the closing of the reverse acquisition, Mr. Gerard Pascale, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing by us of the Information Statement to our stockholders, which will be mailed out on or about June 30, 2009. Mr. Guohong Zhao was appointed as our director effective upon the closing of the reverse acquisition. In addition, our executive officers were replaced by the Siping Juyuan executive officers upon the closing of the reverse acquisition as indicated in more detail below.

In accordance with Statement of Financial Accounting Standard, or SFAS, No. 141, we booked this merger using the recapitalization method which consolidated BTHC together with Megaway and its subsidiaries, and treated BTHC as a shell company at the time of the merger. Since we were a shell company at the time of the merger while Megaway had operations through its PRC operating subsidiaries and was significantly larger than we were, under SFAS 141, Megaway is considered to be the acquirer.

Cancellation Agreement

On June 30, 2009, we also entered into the Cancellation Agreement with Mr. Gerald Pascale, whereby Mr. Pascale agreed to the cancellation of 4,805,387 shares of our common stock owned by him.

Principal Factors Affecting Our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Growth of China’ s Urbanization and Industrialization

According to China Heat Association, the annual growth rate of the heat exchange industry in China is expected to be 106% from 2008 to 2012. This growth is fueled by rapid industrialization and manufacturing industries developing in China. If this growth continues, we believe that we will be able to sustain our growth and continue to be a leader in the heat exchange industry in China.

PRC Regulations

China has looked favorably on the heat exchange industry and has loosened regulations to promote manufacturing growth in China, which ultimately benefits the Company and similarly situated companies.

The Chinese government committed to promote the development of China’s urbanization, which includes the heat exchange industry, through, among other things, tax incentives, import/export support and capital support. In addition, the stimulus package offered by the Chinese government will provide market opportunities for us. As long as China continues to promote economic growth and allows manufacturing companies to grow and expand their operations, we expect our operations will be positively effected by PRC regulations.

Taxation

United States

BTHC VIII, Inc. is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as BTHC had no taxable income for 2008.

British Virgin Islands

Megaway was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

Hong Kong

Star Wealth was incorporated in Hong Kong, but is not subject to income taxes under the current laws of Hong Kong.

PRC

A company registered in China is subject to national and local income taxes within China at the applicable tax rate on the taxable income as reported in its PRC statutory financial statements in accordance with relevant income tax laws. Under the Provisional Taxation Regulation of the People’s Republic of China effective before January 1, 2008, income tax was generally payable by enterprises at a rate of 33% of their taxable income.

In 2007, China passed the New EIT Law and its implementing rules, both of which became effective on January 1, 2008. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous law. The New EIT Law, however, (i) reduces the statutory rate of enterprise income tax from 33% to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria.

Substantially all of our income may be derived from dividends we receive from our PRC operating subsidiaries described above. The New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes. We expect that such 10% withholding tax will apply to dividends paid to us by our PRC subsidiaries, but this treatment will depend on our status as a non-resident enterprise. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors — Risks Related to Doing Business in China — Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

Prior to January 2008, the Siping Juyuan and Beijing Juyuan were subject to PRC statutory enterprise income tax, or EIT, at the rate of 30% for national tax plus 3% for local tax.

Siping Juyuan was entitled to a special tax concession, or the Tax Concession, because it employed the required number of handicapped staff according to the relevant PRC tax rules. In particular, this Tax Concession decreased the Siping Juyuan’s EIT liability in the year ended December 31, 2007 and entitled Siping Juyuan to a refund of value-added tax paid in the years ended December 31, 2008 and 2007.

Beijing Juyuan, being a sino-foreign joint venture enterprise, was entitled to two years’ EIT exemption, from the first profit making calendar year of operations after offset of accumulated taxable losses, followed by a 50% tax reduction for the immediate next three calendar years, or the Tax Holiday. The Tax Holiday commenced in the fiscal year of 2008.

Pursuant to the new EIT law, commencing from January 1, 2008, Siping Juyuan and Beijing Juyuan were subject to PRC EIT at the statutory rate of 25%. As Siping Juyuan was qualified as a “High-tech Enterprise”, it was entitled to a preferential EIT rate of 15%. Beijing Juyuan was subject to EIT at the rate of 0% during the Tax Holiday.

We incurred income taxes of $343,623 for the year ended December 31, 2008, an increase of $238,782 or 227.8% from the taxes we incurred in the same 2007 period, which were $104,841. This increase in taxes was more than offset by our higher revenues and operating profits.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

	Year ended		Three months ended
	December 31,		March 31,
	2008	2007	2009	2008
	In thousands of dollars
Sales revenue	32,466.8	15,572.3	4,195.5	6,300.5
Cost of sales	(22,240.3)	(12,463.0)	(2,419.6)	(4,827.0)
Gross profit	10,226.5	3,109.3	1,775.9	1,473.5
Operating expenses
Administrative expenses	2,197.3	777.6	541.1	340.6
Research and development expenses	1,013.1	551.5	186.9	97.9
Selling expenses	3,552.3	784.7	844.5	461.9
Total operating expenses	6,762.7	2,113.8	1,572.5	900.4
Income from operations	3,463.8	995.5	203.4	573.1
Interest income	21.6	4.4	6.1	1.0
Other income	337.3	169.5	82.0	86.5
Interest expense	(494.6)	(147.7)	(158.9)	(64.2)
Income before income taxes	3,328.1	1,021.7	132.6	596.4
Income taxes	(343.6)	(104.8)	(23.7)	(99.0)
Minority interests	11.8	(10.5)	29.3	73.2
Net income	2,996.3	906.4	138.2	570.6
As a Percentage of Sales Revenue
Sales revenue	100.0%	100.0%	100.0%	100.0%
Cost of sales	68.5%	80.0%	57.7%	76.6%
Gross profit	31.5%	20.0%	42.3%	23.4%
Operating expenses
Administrative expenses	6.8%	5.0%	12.9%	5.4%
Research and development expenses	3.1%	3.6%	4.5%	1.6%
Selling expenses	10.9%	5.0%	20.1%	7.3%
Total operating expenses	20.8%	13.6%	37.5%	14.3%
Income from operations	10.7%	6.4%	4.8%	9.1%
Interest income	0.1%	0.0%	0.1%	0.0%
Other income	1.0%	1.1%	2.0%	1.4%
Interest expense	1.5%	0.9%	3.7%	1.0%
Income before income taxes	10.3%	6.6%	3.2%	9.5%
Income taxes	1.1%	0.7%	0.6%	1.6%
Minority interests	0.0%	0.1%	0.7%	1.2%
Net income	9.2%	5.8%	3.3%	9.1%

Comparison of Three Months Ended March 31, 2009 and March 31, 2008

Sales Revenue. Our sales revenue is generated from sales of heat exchange products. Sales revenue decreased $2.10 million, or 33.4%, to $4.20 million for the three months ended March 31, 2009 from $6.30 million for the same period in 2008. The decrease was mainly attributable to the delay in delivery of our products requested by our customers who postponed or suspended their projects in the economy downturn in China since the fourth quarter of 2008. With the recovery of China’s economy, we expect our product delivery to resume growth since the second quarter of 2009.

Cost of Sales. Our cost of sales is primarily comprised of the costs of our raw materials, accessories, utilities, labor  and overhead. Our cost of sales decreased $2.41 million, or 49.9%, to $2.42 million for the three months ended March 31, 2009 from $4.83 million during the same period in 2008. The decrease was mainly attributable to the decrease in our sales revenue in the first quarter of 2009.

Gross Profit. Our gross profit is equal to the difference between our sales revenue and our cost of sales. Our gross profit increased $0.30 million, or 20.5%, to $1.77 million for the three months ended March 31, 2009 from $1.47 million for the same period in 2008. Gross profit as a percentage of sales revenue was 42.3% for the three months ended March 31, 2009, as compared to 23.4% during the same period in 2008. The improvement of our gross profit margin was mainly attributable to our efforts to optimize our product mix and maximize our profitability. In response to the market demand and through intensive sales efforts, we significantly increased our sales to the petrochemical and shipbuilding industry which generated much higher gross profit margin than our sales to other industries. In the first quarter of 2009, we generated around 60% of our sales revenue from petrochemical and shipbuilding industry while in the first quarter of 2008, the percentage was only around 40%.

Administrative Expenses. Our administrative expenses consist of the costs associated with staff and support personnel who manage our business activities. Our administrative expenses increased $0.20 million, or 58.9%, to $0.54 million for the three months ended March 31, 2009 from $0.34 million for the same period in 2008. The increase was mainly attributable to the expansion of our management team since the second quarter of 2008 when our business experienced strong growth.

Research and Development Expenses. Our research and development expenses consist of the costs associated with R&D personnel and expense in R&D projects. Our R&D expenses increased $0.09 million, or 90.9%, to $0.19 million for the three months ended March 31, 2009 from $0.10 million for the same period in 2008. The increase was mainly attributable to our continued efforts to strengthen our R&D function and increased input in the development of new products.

Selling Expenses. Our selling expenses include sales commissions, the cost of advertising and promotional materials, salaries and fringe benefits of sales personnel, after-sale support services and other sales related costs. Our selling expenses increased $0.38 million, or 82.8%, to $0.84 million for the nine months ended March 31, 2009 from $0.46 million for the same period in 2008. The increase was mainly attributable to the expansion of our sales force and the establishment of 10 sales offices in China since the second quarter of 2008 to capitalize on the high market demand in the first 9 months in 2008.

Total Expenses. Our total expenses increased $0.67 million, or 74.7%, to $1.57 million for the three months ended March 31, 2009 from $0.90 million for the same period in 2008.

Income before Income Taxes. Income before income taxes decreased $0.46 million, or 77.8%, to $0.13 million for the three months ended March 31, 2009 from $0.60 million for the same period in 2008. The decrease of income before income tax was mainly attributable to the increase of total expenses with more than offset the increase of gross profit. Income before income taxes as a percentage of sales revenue decreased to 3.2% for the three months ended March 31, 2009, as compared to 9.5% for the same period in 2008 due to the factors described above.

Income Taxes. Our income taxes decreased to $0.02 million during the three months ended March 31, 2009 from $0.10 million during the same period in 2008.

Minority Interests. Our financial statements reflect an adjustment to our consolidated group net income equal to $0.03 million for the three months ended March 31, 2009, reflecting the minority interests held by third parties.

Net Income. Our net income decreased $0.43 million, or 75.8%, to $0.14 million during the three months ended March 31, 2009 from $0.57 million during the same period in 2008, as a result of the factors described above.

Comparison of Fiscal Year Ended December 31, 2008 and Fiscal Year Ended December 31, 2007

Sales Revenue. Sales revenue increased $16.89 million, or 108.5%, to $32.47 million in 2008 from $15.57 million in 2007. The increase was mainly attributable to the increase in market demand driven by fast economy growth in China in the first 9 months of 2008 and our strengthened sales efforts. Since the second quarter of 2008, we established 10 sales offices in China and more than doubled our sales force to capitalize on the growing demand.

Cost of Sales. Our cost of sales increased $9.78 million, or 78.5%, to $22.24 million in 2008 from $12.46 million in 2007. This increase was mainly due to the sales increase in 2008 compared with 2007.

Gross Profit. Our gross profit increased $7.12 million, or 228.9%, to $10.23 million during 2008 from $3.11 million in 2007. Gross profit as a percentage of sales revenue was 31.5% during 2008 as compared to 20.0% during 2007. Such percentage increase was mainly attributable to our efforts to optimize our product mix and maximize our profitability. In response to the market demand and through intensive sales efforts, we significantly increased our sales to the petrochemical and shipbuilding industry which generated much higher gross profit margin than our sales to other industries. In 2008, we generated over 50% of our sales revenue from petrochemical and shipbuilding industry while in 2007, the percentage was around 30%.

Administrative Expenses. Our administrative expenses increased $1.42 million, or 182.5%, to $2.20 million during 2008 from $0.78 million in 2007. As a percentage of sales revenue, administrative expenses in 2008 increased to 6.8%, as compared to 5.0% for 2007. The increase was primarily attributable to expansion of our management team since the second quarter of 2008 when our business experienced strong growth. The increase was also attributable to the increase in allowance for doubtful accounts in 2008

Research and Development Expenses. Our research and development expenses consist of the costs associated with R&D personnel and expense in R&D projects. Our R&D expenses increased $0.46 million, or 83.7%, to $1.01 million in 2008 from $0.55 million in 2007. The increase was mainly attributable to our continued efforts to strengthen our R&D function and increased input in the development of new products .

Selling Expenses. Our selling expenses increased $2.77 million, or 352.7%, to $3.55 million during 2008 from

$0.78 million in 2007. As a percentage of sales revenue, selling expenses in 2008 increased to 10.9%, as compared to 5.0% for 2007. This percentage increase was primarily attributable to the strong growth of our business in 2008, and to the expansion of our sales force and the establishment of 10 sales offices in China since the second quarter of 2008 to capitalize on the high market demand in the first 9 months in 2008.

Total Expenses. Our total expenses increased $4.65 million, or 219.9%, to $6.76 million during 2008 from $2.11 million in 2007. This increase was mainly due to the increase in our administrative expenses, research and development expenses and selling expenses. As a percentage of sales revenue, total expenses in 2008 increased to 20.8%, as compared to 13.6% for 2007.

Income Before Income Taxes. Income before income taxes increased $2.31 million, or 225.7%, to $3.33 million in 2008 from $1.02 million in 2007. Income before income taxes as a percentage of sales revenue increased to 10.3% in 2008, as compared to 6.6% in 2007 due to the factors described above.

Income Taxes. Our income taxes increased to $0.34 million from $0.1 million during 2008 as compared to 2007. Net Income. Our net income increased $2.09 million, or 230.6%, to $3.00 million in 2008 from $0.91 million in 2007 as a result of the factors described above.

Liquidity and Capital Resources

As of March 31, 2009, we had cash and cash equivalents of $5.83 million and restricted cash of $9.69 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this report.

Cash Flows
(All amounts in thousands of U.S. dollars)
	Three Months Ended March 31,		Fiscal Year Ended December 31,
	2009	2008	2008	2007
Net cash provided by (used in) operating activities	$(6,605)	$(688)	$4,563	$(6,282)
Net cash used in investing activities	89	26	1,042	3,361
Net cash provided by (used in) financing activities	(44)	856	8,596	10,016
Net cash flows	(6,754)	159	12,254	317

Operating Activities

Net cash used in operating activities was $6.6 million for the three months ended March 31, 2009, as compared to $0.69 million net cash used in operating activities for the same period in 2008. In 2009, our net cash used in operating activities was high as a result of increase in prepayment to our suppliers by $5.22 million for the purchase of raw materials, including titanium steel plates and gaskets in anticipation of an increase in their purchase price.

Net cash provided by operating activities was $4.56 million in 2008, as compared to $6.28 million net cash used in operating activities in 2007. The change was mainly attributable to increase in advance from customers by approximately $5.09 million. In 2008, we experienced significant growth in sales orders due to high market demand, and received large amount of advances from our customers. The change was also attributable to our efforts to improve our cash management by strengthening accounts receivable collection and prepayments controls.

Investing Activities

Net cash used in investing activities was $0.09 million for the three months ended March 31, 2009, as compared to $0.03 million net cash used in investing activities for the same period in 2008.

Net cash used in investing activities was $1.04 million in 2008, as compared to $3.36 million net cash used in investing activities in 2007. The change was mainly attributable to higher capital expenditure and our acquisition of Beijing Juyuan in 2007.

Financing Activities

Net cash used in financing activities was $0.04 million for the three months ended March 31, 2009, as compared to $0.86 million net cash provided by financing activities for the same period in 2008. The change was mainly due to the receipt of advances of $1.28 million from related parties in the first quarter of 2008

Net cash provided by financing activities was $8.60 million in 2008, as compared to $10.02 million net cash provided by financing activities in 2007. The change was mainly due to repayment of advances from related parties amounting to $4.85 million in 2008.

As of March 31, 2009, the amount, maturity date and term of each of our bank loans are as follows:

(dollars in millions)

Bank	Amount	Maturity Date	Duration
Agriculture Bank of China, Siping Branch	1.483	2009.09.25	1 year
Bank of Communications, Changchun Branch	2.930	2009.05.05	280 days
Bank of Communications, Changchun Branch	4.395	2009.04.30	1 month
Bank of Communications, Changchun Branch	4.395	2009.04.26	1 month

We believe that we maintain good relationships with the various banks we deal with and our current available working capital, after receiving the aggregate proceeds from our planned capital raising activities and bank loans referenced above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations Under Material Contracts

We are party to several loan agreements, including:

  Loan Agreement, dated July 28, 2008, between Siping Juyuan and Changchun Branch of Bank of Communication, pursuant to which Changchun Branch of Bank of Communication provided a loan with a total amount of RMB 20,000,000 (approximately $2,930,000). The agreement is for a term from July 28, 2008 to May 5, 2009. The interest rate is 20% above the benchmark interest rate published by the PRC and is calculated on a quarterly basis. The loan was paid off on May 5, 2009.

  Commission Loan Agreement, dated July 24, 2008, among Siping Juyuan, Siping City Fu Guo Investment and Development Co., Ltd. and Siping City Credit Association Union, pursuant to which Siping City Credit Association Union, entrusted by Siping City Fu Guo Investment and Development Co., Ltd., provided a loan with a total amount of RMB 28,000,000 (approximately $4,102,000). The agreement is for a term of three years, from June 27, 2008 to June 26, 2011. The first interest rate is 6% above the lending rate over the same period published by the PRC; annual interest rate is 8.0136% . The interest rate is adjusted on June 21 every year; the adjusted interest rate is 6% above the lending rate of the same category over the same period published by the PRC.

  Loan Agreement, dated September 27, 2008, between Siping Juyuan and Siping Branch of Agriculture Bank of China, pursuant to which Siping Branch of Agriculture Bank of China provided a loan with a total amount of RMB 650,000 (approximately $95,225). The agreement is for a term from September 27, 2008 to September 25, 2009. The interest rate is 20% above the benchmark interest rate published by the PRC.

  Loan Agreement, dated September 27, 2007, between Siping Juyuan and Siping Branch of Agriculture Bank of China, pursuant to which Siping Branch of Agriculture Bank of China provided a loan with a total amount of RMB 9,470,000 (approximately $1,387,355). The agreement is for a term from September 27, 2008 to September 25, 2009. The interest rate is 20% above the benchmark interest rate published by the PRC.

  Maximum Amount Mortgage Agreement, dated September 27, 2007, among the mortgagees Siping Juyuan, Siping City Ju Yuan Heat Exchange Equipment Co., Ltd and Siping City Ju Yuan Han Yang Pressure Vessel Co., Ltd, and mortgagor Siping Branch of Agriculture Bank of China. The mortgage was created over the mortgagees’ machines and equipments valued RMB 12,000,000 Yuan (approximately $1,754,514) to secure Siping Juyuan’s repayment of loans with Siping Branch of Agricultural Bank of China, which loans in no circumstance go beyond RMB 2,400,000 (approximately $350,903) and with maturity date no later than September 26, 2010.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Minority interest

Minority interest on the consolidated balance sheets resulted from the consolidation of 75% owned subsidiary, Beijing Juyuan, which was acquired on November 15, 2007. Minority interest on the consolidated statements of income and comprehensive income represents the minority stockholders’ proportionate share of the net loss (income) of Beijing Juyuan.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less. As of December 31, 2008 and 2007, almost all the cash and cash equivalents were denominated in RMB and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government. The remaining insignificant balance of cash and cash equivalents were denominated in United States Dollars.

Allowance for doubtful debts

The Company establishes an allowance for doubtful debts based on management’s assessment of the collectibility of trade receivables and other receivables. A considerable amount of judgment is required in assessing the amount of the allowance and the Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the creditworthiness of each debtor based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the debtors were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Bad debts are written off when identified. The Company extends unsecured credit to customers ranging from three to six months in the normal course of business. The Company does not accrue interest on trade receivables.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by the management and no significant additional bad debts have been written off directly to the profit and loss.

Retention receivable

Retention receivable is the amount withheld by a customer until a contract the warranty period is over. Retention receivables which were expected to be collected within one year of $1,413,154 and $550,771 were included in the balance of trade receivable as of December 31, 2008 and 2007, respectively. Retention receivables which were expected to be collected after one year of $224,932 and $135,928 were presented separately as long-term assets.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase with its projected demand requirements; decrease due to market conditions and product life cycle changes. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on the straight-line basis (after taking into account the respective estimated residual values) over the estimated useful lives of property, plant and equipment. The principal useful lives and residual value are as follows :-

	Estimated useful lives	Residual value

Buildings	20 years	5%
Plant and machinery	6 years	5%
Motor vehicles	3 - 5 years	5%
Office equipment	2 - 5 years	Nil - 5%

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction in progress mainly represents expenditures in respect of the Company’s corporate campus and factories, including offices, factories and research center, under construction. All direct costs relating to the acquisition or construction of the Company’s corporate campus and factories are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

Land use rights

Land use rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with Statements of Financial Standard, or SFAS, No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Revenue recognition

Revenue from sales of the Company’s products is recognized when products are delivered and customer acceptance is made, the sales price is fixed or determinable, no other significant obligations of the Company exist and collection is reasonably assured.

There were no sales returns and allowances for the years ended December 31, 2008 and 2007. The Company does not provide unconditional right of return, prices protection or any other concessions to its customers. Generally, the Company provides free after-sale service for a period ranging from half year to 1 year. After-sale expense was $12,152 and $609 for the years ended December 31, 2008 and 2007 respectively.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Comprehensive income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income include net income and foreign currency translation adjustments. As at December 31, 2008 and 2007, the only component of accumulated other comprehensive income was foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company that are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholder’s equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholder’s equity. The exchange rates in effect at December 31, 2008 and 2007 were RMB 1 for $0.1467 and $0.1371 respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Fair value of financial instruments

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 157 “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. Subsequently, the FASB issued FSP FAS 157-2 which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The Company adopted SFAS 157 on January 1, 2008. The adoption of SFAS 157 did not materially impact the Company’s financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 107 “Disclosures About Fair Value of Financial Instruments” requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which the SFAS No. 159 fair value option was not elected. The carrying amounts of cash and cash equivalents, restricted cash, trade receivables, bills receivable, other receivables, deposits, trade payables, bills payable, other payables and accrued expenses, amounts due to related parities and short-term bank loans approximate their fair values due to short maturities. The carrying amount of long-term loan approximate their fair values as interest rates represent current market rates.

Recently issued accounting pronouncements

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The adoption of SFAS 160 had no material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The adoption of SFAS 141 (Revised) had no material impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal year beginning after November 15, 2008, with early adoption encouraged. The adoption of SFAS 161 had no material impact on the Company’s financial statements.

In April 2009, the FASB issued three FASB Staff Positions (FSP’s) to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides guidelines for making fair value measurements more consistent with the principles presented in SFAS 157. FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. These three FSP’s are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The management is in the process of evaluating the impact these FSP’s will have on the Company’s financial statements upon adoption.

In May 2009, the FASB issued SFAS No. 165 “Subsequent Events”. SFAS 165 establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This Statement is effective for interim and annual periods ending after June 15, 2009 and as such. The management is in the process of evaluating the impact SFAS 165 will have on the Company’s financial statements up adoption.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

Our customers are widely dispersed throughout various industries, including metallurgy, heat and power, petrochemical, food and beverage, pharmaceutical and shipbuilding and revenues from those customers are almost equalized. Hence, the diversified revenue from different industries balances seasonality. However, there is still seasonality in production and sales of our products for residential heating. Since residential heating systems are typically installed before October and start operation in November in Northern China, the production and sales of our products for residential heating are mainly carried out from July to October every year. For the years ended December 31, 2008 and 2007, the sales of our products for residential heating accounted for around 35% and 31% of our total revenues respectively.

DESCRIPTION OF PROPERTY

Land Use Rights

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. We were granted land use rights from the PRC government for 36,529 square meters of three land slots located at No.5 Nanhuan Road, Tiexi District, Siping City, Jilin Province, China. The land use rights will expire on December 8, 2056, December 30, 2056 and December 30, 2057, respectively.

Mortgages were created over the land use rights of the two land lots with an area of 17682.78 square meters and 7227.22 square meters, respectively. Such mortgages are used for securing the Company’s indebtedness with China Agriculture Bank, Siping Branch. We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business.

Buildings

We currently own ten buildings covered by ten Property Ownership Certificates issued by Siping City Housing Administration Bureau. All the buildings are located at No.5 Nanhuan Road, Tiexi District, Siping City. The building with area of 4633.93 square meters was mortgaged to secure our indebtedness with China Agriculture Bank, Siping Branch on November 8, 2007.

Buildings under Construction

Our third workshop and our research center are under construction, which are located at the south side of Nanhuan Road, Tiexi District, Siping City. We have obtained a License for Construction Land Planning (Ref. Di Zi No. 200802050) issued by Siping City Construction Bureau on July 25, 2008, which shows that the land area approved for the Company’s above-mentioned construction is 11,781 square meters.

We also acquired a License for Construction Project Planning (Ref. Jian Zi No. 200803043) issued on September 5, 2008 by Siping City Construction Bureau. The License shows that the area of the above-mentioned construction will be 7,716 square meters.

Leased Properties

We currently lease seven real properties for its representative offices in Taiyuan, Baotou, Shenyang, Harbin, Xi’an, Wuhan and Qingdao.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of July 25, 2009 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Siping Juyuan, THT Industrial Park, No. 5 Nanhuan Road, Tiexi District, Siping City, Jilin Province, People’s Republic of China.

			Amount and
			Nature of
Name and Address of			Beneficial	Percent of
Beneficial Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
Officers and Directors
Gerard Pascale 28 Cottonwood Lane Hilton Head, SC 29926	Director	Common stock, $0.001par value	19,412	*
Guohong Zhao	Chairman, CEO and President	Common stock, $0.001par value	0	*
Jianjun He	Chief Financial Officer	Common stock, $0.001par value	0	*
Yue Cui	Vice President of Production	Common stock, $0.001par value	0	*
Fucai Zhan	Vice President of R&D	Common stock, $0.001par value	0	*
All officers and directors as a group (5 persons named above)		Common stock, $0.001par value	19,412	*
5% Security Holders
Wisetop International Holdings Limited		Common stock, $0.001par value	14,800,000	92.5%
Jinghua Zhao		Common stock, $0.001 par value	14,800,000(3)	92.5%

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

A total of 16,000,000 shares of our common stock are considered to be outstanding pursuant to SEC Rule13d-3(d)(1) as of July 25, 2009. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Represents 14,800,000 shares that are indirectly held by Ms. Zhao, through Wisetop International Holdings Limited, a BVI company owned and controlled by her. The shares held by Wisetop are subject to an option agreement, which gives 19 original founders of Siping Juyuan an option to acquire an aggregate of 10,240,786 shares our common stock currently owned by Wisetop. In addition, Ms. Zhao’s ownership interests in Wisetop are subject to an option agreement, which gives our Chairman and CEO, Mr. Guohong Zhao, an option to acquire all of Ms. Zhao’s ownership interests in Wisetop. For details regarding these option agreements, see our disclosures under “Transactions with Related Persons” below.

Changes in Control

Pursuant to an option agreement, dated June 30, 2009, between Ms. Jinghua Zhao and Mr. Guohong Zhao, Mr. Zhao was granted an option to acquire all of the equity interests of Wisetop owned by Ms. Zhao. In addition, pursuant to an option agreement, dated June 30, 2009, between Wisetop and 19 original founders of Siping Juyuan, the founders were granted an option to acquire an aggregate of 10,240,786 shares our common stock currently owned by Wisetop. For details regarding these option agreements, see our disclosures under “Transactions with Related Persons” below. Other than the foregoing, we do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Guohong Zhao	49	Chairman, President and CEO
Jianjun He	37	Chief Financial Officer, Treasurer and Secretary
Yue Cui	49	Vice President of Production
Fucai Zhan	39	Vice President of R&D
Gerard Pascale(1)	40	Director

(1)	Former President, Chief Financial Officer and Secretary prior to June 30, 2009 and current director until the 10th day following the mailing by us of the Information Statement to our stockholders.

Guohong Zhao. Mr. Zhao became our Chairman and CEO on June 30, 2009, the day that we consummated our reverse acquisition of Megaway. As the founder of Siping Juyuan, Mr. Zhao has served as the Chairman and CEO of Siping Juyuan for over 10 years since 1998. From 1996 to 1997, he was the Chairman and CEO of Siping City Traffic Safety Equipment Co., Ltd., a manufacturer of traffic safety equipment. Before 1995, he worked in senior positions in China Agriculture Bank, Siping Branch. Mr. Zhao graduated from Jilin Province Radio and Television University in 1986, holding a college degree in Economics. Mr. Zhao has over 10 years experience in the heat exchanger industry and over 20 years management experience.

Jianjun He. Mr. He became our Chief Financial Officer on June 30, 2009, the day that we consummated our reverse acquisition of Megaway. Mr. He has served as the CFO of Siping Juyuan since 2007. From 1999 to 2007, he worked as senior financial officer in Jilin Grain Group, a state-owned enterprise engaged in the grain processing and trading business. From 1995 to 1999, he worked as senior financial officer in Jilin Chia Tai Enterprise Co. Ltd, an enterprise engaged in the animal feed business, which is a joint venture of Chia Tai Group, the largest business group of Thailand. Mr. He graduated from Changchun Taxation College in 1995 with major in Auditing and obtained master degree in Jilin University in 2005. He has more than 10 years experience in accounting and finance and is an associate member of the Chinese Institute of Certified Public Accounts.

Yue Cui. Mr. Cui became our Vice President of Production on June 30, 2009, the day that we consummated our reverse acquisition of Megaway. Mr. Cui has served as Vice President of Production of Siping Juyuan since 2006. From 2000 to 2006, he was the operation manager of Siping Juyuan. From 1979 to 2000, he was the production manager of Siping Tool Factory, a tool manufacturer. With 20 years’ experience in manufacturing industry, he has significantly improved the production management of the Company.

Fucai Zhan. Mr. Zhan became our Vice President of Research and Development on June 30, 2009, the day that we consummated our reverse acquisition of Megaway. Mr. Zhan joined Siping Junyuan in 1999 as Vice President of Sales and was appointed as Vice President of Research and Development in 2009. Before joining Siping Juyuan, he worked as production manager, Research and Development manager and assistant to GM in Dong Feng Siping Auto Parts Co., Ltd. Mr. Zhan possesses over 15 years comprehensive experience in production, research and development, and sales and is well positioned to lead our research and development function to be highly market oriented. Mr. Zhan graduated from Jilin University of Technology in 1996.

Gerard Pascale. Mr. Pascale became our Chairman, President, Chief Financial Officer and Secretary on February 12, 2009. On June 30, 2009, Mr. Pascale resigned from all offices he held with us. On the same date, Mr. Pascale submitted his resignation as a member of our board of directors, which will become effective on the 10th day following the mailing of the Information Statement to our stockholders, which Information Statement will be mailed on or about June 30, 2009. Mr. Pascal is also the President and Founder of SC Financial, LLC, which specializes in advising both US and international clients on valuation, financial modeling and the responsibilities of publicly traded US companies. For the previous three years, Mr. Pascale was responsible for managing the affairs of clients of Heritage Management Consultants. In this role he specialized in providing finance and SEC support throughout the entire process of listing in the US. This role included developing business plans, reviewing financial statement preparation, preparing financial projections and budgets and preparing and making presentations to US investors. Mr. Pascale has an MBA from the University of Chicago. Mr. Pascale has been a Certified Public Accountant since 1993.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of no will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Transactions with Related Persons, and Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table— Fiscal Years Ended December 31, 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No executive officer received total annual salary and bonus compensation in excess of $100,000.

		Salary	Total
Name and Principal Position	Year	($)	($)
Guohong Zhao,	2008	$16,724	$16,724
CEO and President (1)	2007	$4,936	$4,936
Gerard Pascale,	2008	-	-
former Chairman and CEO (2)	2007	-	-
Timothy P. Halter,	2008
former President and CEO (3)	2007

(1)

On June 30, 2009, we acquired Megaway in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Zhao became our Chief Executive Officer, President and director. Prior to the effective date of the reverse acquisition, Mr. Zhao served at Megaway’s wholly owned subsidiary Siping Juyuan as its chief executive officer. The annual, long term and other compensation shown in this table include the amount Mr. Zhao received from Siping Juyuan prior to the consummation of the reverse acquisition.

(2)	Gerard Pascale resigned from all offices he held with us and his position as our director upon the closing of the reverse acquisition of Megaway on June 30, 2009.

(3)	Mr. Timothy P. Halter served as our President and sole director from our formation on August 7, 2006 until his resignation and appointment of Mr. Pascale on February 12, 2009.

Employment Agreements

We do not have any employment agreement with any of our management.

We have not provide retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officer.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2008.

Compensation of Directors

During the 2008 fiscal year, no member of our board of directors received any compensation for his services as a director.

TRANSACTIONS WITH RELATED PERSONS,
AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

  On June 30, 2009, we entered into the Cancellation Agreement with Mr. Gerald Pascale, whereby Mr. Pascale agreed to the cancellation of 4,805,387 shares of our common stock owned by him. At the time he entered into the Cancellation Agreement, Mr. Pascale was our sole director and officer.

  On June 30, 2009, Mr. Guohong Zhao, our Chairman and CEO and a founder of Siping Juyuan, entered into an option agreement with Ms. Jinghua Zhao, the sole shareholder of Wisetop, pursuant to which Mr. Zhao was granted an option to acquire all of the equity interests of Wisetop owned by Ms. Zhao. Mr. Zhao may exercise the option, in whole but not in part, during the period commencing on the 180th day following of the date of the option agreement and ending on the second anniversary of the date thereof.

  June 30, 2009, Wisetop entered into separate option agreements with the other original founders of Siping Juyuan, pursuant to which such founders were granted options to purchase an aggregate of 10,240,786 shares of our common stock owned by Wisetop. The founders may exercise these options during the period commencing on the 90th day following of the date of the option agreement and ending on the second anniversary of the date thereof.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “BVNC.OB,” however there is not currently, and there has never been, an active trading market for our common stock, and no information is available for the prices of our common stock, as reported by www.quotemedia.com.

Approximate Number of Holders of Our Common Stock

As of June 25, 2009, there were approximately 525 stockholders of record of our common stock, as reported by our transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder.

Dividends

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated herein by reference.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 40 million shares of common stock, par value $.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. No stockholder will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Company, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder.

In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, after payment shall have been made to any holders of shares of any series of Preferred Stock then outstanding of the full amount of preferential payments to which they shall respectively be entitled as may be stated and expressed pursuant to the resolution establishing any such series of Preferred Stock, the holders of shares of Common Stock then outstanding shall be entitled to share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

The holders of shares of our common stock are entitled to receive such dividends as from time to time may be declared by the Board of Directors, subject to any preferential payments to which the holders of shares of any series of Preferred Stock are entitled as may be stated and expressed pursuant to the resolution establishing any such series of Preferred Stock. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may increase or decrease the number within each series, and fix the designations, powers, preferences and relative, participating, optional or other rights of such series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws

Our Certificate of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our board of directors and management. Our Certificate of Incorporation provide that our board of directors may issue, without further stockholder approval, up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class. No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. According to our Bylaws and Certificate of Incorporation, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding capital stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the Company by replacing our board of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, to the extent permitted by Nevada law. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated herein by reference.

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

On June 30, 2009, we issued 14,800,000 shares of our common stock to Wisetop, the sole shareholder of Megaway. The total consideration for the 14,800,000 shares of our common stock was 1 share of Megaway, which is all the issued and outstanding capital stock of Megaway. The number of our shares issued to Wisetop was determined based on an arms-length negotiation. The issuance of our shares to Wisetop was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 4.01

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On June 30, 2009, concurrent with the share exchange transaction, our board of directors recommended and approved the dismissal of SW Hatfield CPA, or SW Hatfield, as our independent auditor, effective upon the filing of the consummation of the share exchange transaction.

SW Hatfield’s reports on our financial statements as of and for the fiscal years ended December 31, 2008 and December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended December 31, 2008 contained a going concern qualification as to the ability of us to continue.

During our two most recent fiscal years ended 2008 and 2007 and during the subsequent interim period through the date of this report, there were (1) no disagreements with SW Hatfield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of SW Hatfield, would have caused SW Hatfield to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

Concurrent with the decision to dismiss SW Hatfield as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiary Siping Juyuan with PKF Hong Kong, Certified Public Accountants and appointed PKF Hong Kong, Certified Public Accountants as our independent registered public accounting firm.

During the fiscal years ended 2008 and 2007 and through the date hereof, neither us nor anyone acting on our behalf consulted PKF Hong Kong, Certified Public Accountants with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that PKF Hong Kong, Certified Public Accountants concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We furnished SW Hatfield with a copy of this disclosure on June 25, 2009, providing SW Hatfield with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from SW Hatfield, dated June 30, 2009 is filed as Exhibit 16.1 to this report.

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with Megaway, the former shareholder of Megaway owns 92.5% of the total outstanding shares of our capital stock and 92.5% total voting power of all our outstanding voting securities.

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In connection with the closing of the reverse acquisition on June 30, 2009, Gerard Pascale, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices of that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing by us of the Information Statement to our stockholders, which will be mailed out on or about July 9, 2009. The resignation of Mr. Pascale is not in connection with any known disagreement with us on any matter.

Upon the closing of the reverse acquisition on June 30, 2009, Gerard Pascale, our sole director and officer, submitted his resignation letter pursuant to which he resigned from all offices of the Company that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing of the Information Statement to our stockholders, which will be mailed out on or about June 30, 2009. The resignation of Mr. Pascale is not in connection with any known disagreement with us on any matter. Guohong Zhao was appointed to our board of directors effective as of the closing of the reverse acquisition on June 30, 2009.

A copy of this report has been provided to Mr. Pascale. Mr. Pascale has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree. No such letter has been received by us.

Also on June 30, 2009, in connection with the closing of the reverse acquisition, Guohong Zhao was appointed as our President and Chief Executive Officer, Juanjun He was appointed as our Chief Financial Officer, Secretary and Treasurer, Yue Cui was appointed as our Vice President of Production and Fucai Zhan was appointed as our Vice President of R&D.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.06

CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are the following:

1.	Unaudited financial statements of Siping Juyuan for the three months ended March 31, 2009 and 2008.

2.	Audited financial statements of Siping Juyuan for the fiscal years ended December 31, 2008 and 2007.

(d) Exhibits

Exhibit No.	Description

2.1*	Share Exchange Agreement, dated June 30, 2009, among the Company, Megaway International Holdings Limited and its sole shareholder.

2.2

Share Exchange Agreement, dated February 12, 2009, among the Company, Sino- America Ventures, Inc. and its stockholders [Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 13, 2009].

2.3	First Amended, Chapter 11 Plan of Reorganization [Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10 filed on September 21, 2006].

2.4	Order Confirming First Amended, Chapter 11 Plan of Reorganization [Incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form 10 filed on September 21, 2006].

3.1	Certificate of Incorporation of the Company [Incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 10 filed on September 21, 2006].

3.2	Certificate of Merger of BTHC VIII, LLC into the Company [Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10 filed on September 21, 2006].

3.3	Certificate of Amendment of Certificate of Incorporation of the Company [Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 16, 2007]

3.4	Bylaws of the Company [Incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form 10 filed on September 21, 2006].

4.1*	Cancellation Agreement, dated June 30, 2009, by and between the Company and Gerald Pascale.

10.1*	Commission Loan Agreement (English translation), dated July 24, 3008, by and among Siping Juyuan, Siping City Fu Guo Investment and Development Co., Ltd. and Siping City Credit Association Union.

10.2*	Loan Agreement (English translation), dated September 27, 2008, by and between Siping Juyuan and Siping Branch of Agriculture Bank of China.

10.3*	Loan Agreement (English translation) , dated September 27, 2007, by and between Siping Juyuan and Siping Branch of Agriculture Bank of China.

10.4*	Maximum Amount Mortgage Agreement (English translation), dated September 27, 2007, by and among Siping Juyuan, Siping City Ju Yuan Heat Exchange Equipment Co., Ltd , Siping City Ju Yuan Han Yang Pressure Vessel Co., Ltd. and Siping Branch of Agriculture Bank of China.

10.5*	Form of Labor Contract (English translation) for contracts signed before January 1, 2008, by and between Siping Juyuan and its employees.

10.6*	Form of Non-Disclosure Agreement (English translation) for agreements signed before January 1, 2008, by and between Siping Juyuan and its employees.

10.7*	Form Labor Contract (English translation) for contracts signed after January 1, 2008, by and between Siping Juyuan and its employees.

10.8*	Form of Supplementary Agreement of Labor Contract (English translation), by and between Siping Juyuan and its employees.

16*	Letter from SW Hatfield CPA regarding change in certifying accountant.

21*	Subsidiaries of the Company.

* Filed herein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTHC VIII, INC. By: /s/Guohong Zhao Guohong Zhao Chief Executive Officer

Dated: July 7, 2009

Siping City Juyuan Hanyang
Plate Heat Exchanger Co., Ltd.

Condensed Consolidated Financial Statements

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Condensed Consolidated Financial Statements

Index to Condensed Consolidated Financial Statements

PAGES
Condensed Consolidated Balance Sheets	1
Condensed Consolidated Statements of Income and Comprehensive Income	2
Condensed Consolidated Statements of Cash Flows	3
Notes to Condensed Consolidated Financial Statements	4 - 13

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Condensed Consolidated Balance Sheets
(Stated in US Dollars)

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$5,825,389	$12,579,087
Restricted cash - Note 4	9,693,720	1,593,840
Trade receivables, net - Note 5	8,058,221	6,845,284
Bills receivable	196,624	531,054
Other receivables, prepayments and deposits - Note 6	8,170,146	2,194,125
Income tax recoverable	74,562	99,166
Inventories - Note 7	10,890,800	10,812,511
Deferred tax assets	113,239	112,641

Total current assets	43,022,701	34,767,708
Retention receivable	233,106	224,932
Counter guarantee receivable - Note 12	205,100	205,380
Property, plant and equipment, net - Note 9	5,768,137	5,865,659
Land use rights	1,009,160	1,014,012

TOTAL ASSETS	$50,238,204	$42,077,691

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$1,622,549	$2,389,539
Bills payable - Note 4	-	733,500
Other payables and accrued expenses - Note 10	12,588,231	11,789,152
Short-term bank loans - Note 11	13,202,580	4,418,604
Current maturities of long-term loan - Note 12	586,000	586,800

Total current liabilities	27,999,360	19,917,595
Long-term loan - Note 12	3,369,500	3,374,100

TOTAL LIABILITIES	31,368,860	23,291,695

COMMITMENTS AND CONTINGENCIES - Note 15

STOCKHOLDERS’ EQUITY
Capital	8,194,500	8,194,500
Additional paid-in capital	5,831,200	5,831,200
Statutory reserve	431,627	429,938
Accumulated other comprehensive income	746,815	772,000
Retained earnings	3,375,988	3,239,464

Total Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd. stockholders’ equity	18,580,130	18,467,102
Noncontrolling interests	289,214	318,894

TOTAL STOCKHOLDERS’ EQUITY	18,869,344	18,785,996

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,238,204	$42,077,691

See Notes to Condensed Consolidated Financial Statements

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Condensed Consolidated Statements of Income and Comprehensive Income
(Stated in US Dollars)

	Three months ended March 31,
	2009	2008

Sales revenue - Note 16	$4,195,545	$6,300,466
Cost of sales	(2,419,632)	(4,827,009)

Gross profit	1,775,913	1,473,457

Operating expenses
Administrative expenses	541,085	340,604
Research and development expenses	186,921	97,900
Selling expenses	844,490	461,862

	1,572,496	900,366

Income from operations	203,417	573,091
Interest income	6,107	1,023
Other income – Note 13	82,046	86,459
Interest expense	(158,887)	(64,186)

Income before income taxes	132,683	596,387
Income taxes	(23,717)	(98,986)

Net income	108,966	497,401
Net loss attributable to noncontrolling interests	29,247	73,181

Net income attributable to Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd. common stockholders	$138,213	$570,582

Net income	$108,966	$497,401
Other comprehensive (loss) income
Foreign currency translation adjustments	(25,618)	280,700

Comprehensive income	83,348	778,101
Comprehensive loss attributable to noncontrolling interests	29,680	61,910

Comprehensive income attributable to Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd	$113,028	$840,011

See Notes to Condensed Consolidated Financial Statements

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Consolidated Statements of Cash Flows
(Stated in US Dollars)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities
Net income attributable to Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd common stockholders	$138,213	$570,582
Adjustments to reconcile net income to net cash used in operating activities :-
Depreciation and amortization	181,502	168,987
Deferred taxes	(754)	(25,212)
Allowance for doubtful debts	31,943	(7,526)
Noncontrolling interests	(29,247)	(73,181)
Changes in operating assets and liabilities :-
Restricted cash	(603)	-
Trade receivables	(1,254,295)	(1,880,835)
Bills receivable	333,729	(137,743)
Other receivables, prepayments and deposits	(5,745,540)	(1,945,820)
Inventories	(93,035)	58,052
Retention receivable	(8,481)	49,447
Trade payables	(763,785)	2,305,374
Other payables and accrued expenses	581,329	194,192
Income tax payable	24,471	35,352

Net cash flows used in operating activities	(6,604,553)	(688,331)

Cash flows from investing activities
Payments to acquire property, plant and equipment	(88,502)	(26,077)

Net cash flows used in investing activities	(88,502)	(26,077)

Cash flows from financing activities

Proceeds from bank loans	8,790,600	-
Repayment of bank loans	-	(419,310)
Increase in restricted cash	(8,102,003)	-
Decrease in bills payable	(732,550)	-
Advances from related parties	-	1,275,668

Net cash flows (used in) provided by financing activities	(43,953)	856,358

Effect of foreign currency translation on cash and cash equivalents	(16,690)	16,587

Net (decrease) increase in cash and cash equivalents	(6,753,698)	158,537
Cash and cash equivalents - beginning of period	12,579,087	324,855

Cash and cash equivalents - end of period	$5,825,389	$483,392

Supplemental disclosures for cash flow information

Cash paid for :-
Interest	$158,887	$64,186
Income taxes	$-	$88,846

See Notes to Condensed Consolidated Financial Statements

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

1.	Corporate information

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd. (the “Company”) was established in the People’s Republic of China (the “PRC”) on May 31, 2006 following the division (the “Division”) of Siping City Juyuan Heat Exchange Equipment Co., Ltd. (“Old Juyuan Company”) into three companies, namely the Company, Siping City Juyuan Heat Exchange Equipment Co., Ltd. (“New Juyuan Company”) and Siping City Juyuan Hanyang Pressure Vessels Co., Ltd (“Juyuan Hanyang Pressure Vessels”).

The Company was established with a registered capital of Renminbi (“RMB”) 10,000,000, in which Mr. Guohong Zhao (“Mr. Zhao”) was a major stockholder holding 90% of the Company’s equity interest. On October 5, 2007, the Company’s registered capital was increased to RMB40,000,000, of which the additional capital was subsequently paid up by the then existing and new stockholders of the Company. Mr. Zhao’s equity interest in the Company decreased to 37.88% thereafter. On June 20, 2008, the Company’s registered capital was further increased to RMB60,000,000, of which the additional capital was subsequently paid up by the then existing and new stockholders of the Company. Mr. Zhao’s equity interest in the Company decreased to 30.81% thereafter.

Mr. Zhao and his spouse were the controlling stockholders of New Juyuan Company and Juyuan Hanyang Pressure Vessels after the Division, in which Mr. Zhao and his spouse held together the entire equity interest in New Juyuan Company and Mr. Zhao held 95% equity interest in Juyuan Hanyang Pressure Vessels. Mr. Zhao and his spouse disposed of their entire interest in New Juyuan Company in May 2008; and Mr. Zhao disposed of his entire interest in Juyuan Hanyang Pressure Vessels in March 2008.

The Company is engaged in the manufacturing and trading of plate heat exchangers and various related products.

2.	Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiary have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) including the instructions to Form 10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted from these statements pursuant to such rules and regulation and, accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2008.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the three-month periods have been made. Results for the interim period presented are not necessarily indicative of the results that might be expected for the entire fiscal year.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

2.	Basis of presentation (Cont’d)

In accordance with FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements”, the noncontrolling interest is presented within stockholders’ equity. Certain 2008 amounts in the consolidated financial statements have been reclassified to conform to the 2009 presentation. These reclassifications have no effect on net earnings or stockholders’ equity as previously reported.

3.	Summary of significant accounting policies

Basis of consolidation

The condensed consolidated financial statements include the financial statements of the Company and its subsidiary. All significant inter-company balances and transactions have been eliminated on consolidation.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and cash equivalents, restricted cash, trade receivables and other receivables. As of March 31, 2009, all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition. The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

During the reporting periods, customers represented 10% or more of the Company’s consolidated sales revenue are:

	Three months ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)

New Juyuan Company	$-	$1,248,430
Customer A	802,875	-
Customer B	-	2,155,086
Customer C	-	1,364,251

	$802,875	$4,767,767

As of March 31, 2009, there was a customer whose trade receivables represented 10.4% of the Company’s gross trade receivables. No other individual customer contributed 10% or more of the Company’s gross trade receivables.

As of December 31, 2008, the Company did not have any balance of gross trade receivable due from individual customer that represented 10% or more of the Company’s gross trade receivables.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

3.

Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The adoption of SFAS 160 had no material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The adoption of SFAS 141 (Revised) had no material impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal year beginning after November 15, 2008, with early adoption encouraged. The adoption of SFAS 161 had no material impact on the Company’s financial statements.

In April 2009, the FASB issued three FASB Staff Positions (FSP’s) to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides guidelines for making fair value measurements more consistent with the principles presented in SFAS 157. FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. These three FSP’s are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The management is in the process of evaluating the impact these FSP’s will have on the Company’s financial statements upon adoption.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

In May 2009, the FASB issued SFAS No. 165 “Subsequent Events”. SFAS 165 establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This Statement is effective for interim and annual periods ending after June 15, 2009 and as such. The management is in the process of evaluating the impact SFAS 165 will have on the Company’s financial statements up adoption.

4.	Restricted cash

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Bank deposits held as collateral for bills payable	$-	$733,500
Bank deposits held as collateral for bank loans (Note 11)	8,833,950	-
Bank deposits held as collateral for performance bonds issued by the banks to customers	859,770	860,340
	$9,693,720	$1,593,840

When the Company intends or is requested to settle its suppliers by issuance of bills, it is required to place deposits with banks equal to 100% of the bills amount at the time of issuance. These deposits will be used to settle the bills at maturity.

When the Company’s customers request to receive performance bonds issued by the banks in relation to the Company’s performance under the sales contracts, the Company has to place deposits with banks equal to 100% of the bonds amount at the time of issuance.

5.	Trade receivables, net

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Trade receivables	$8,512,145	$7,267,844
Less : Allowance for doubtful accounts	(453,924)	(422,560)
	$8,058,221	$6,845,284

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

5.	Trade receivables, net (Cont’d)

An analysis of the allowance for doubtful accounts for the three months ended March 31, 2009 and 2008 is as follows :-

	Three months ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Balance at beginning of period	$422,560	$59,296
Addition (reversal) of bad debt expense, net	31,943	(7,526)
Translation adjustments	(579)	2,302

Balance at end of period	$453,924	$54,072

6.	Other receivables, prepayments and deposits

	March 31,	December 31,
	2009	31, 2008
	(Unaudited)	(Audited)

Other receivables	$437,744	$267,444
Advances to staff	1,373,761	822,414
Prepayments	5,710,890	489,480
Deposits for public bid	647,751	614,787

	$8,170,146	$2,194,125

The advances to staff mainly represent staff drawings for handling selling and logistic activities for the Company in the ordinary course of business.

7.	Inventories

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Raw materials	$3,722,935	$4,587,353
Work-in-progress	6,916,624	5,936,635
Finished goods	251,241	288,523

	$10,890,800	$10,812,511

No provision for obsolete inventories was recognized during the three months ended March 31, 2009 and 2008.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

8.	Income tax

Pursuant to the new China enterprise income tax (“EIT”) law, commencing from January 1, 2008, the Company and Beijing Juyuan were subject to PRC EIT at the statutory rate of 25%.

As the Company was qualified as a “High-tech Enterprise”, it was entitled to a preferential EIT rate of 15% (“Preferential Tax Rate”). Beijing Juyuan, being a Sino-foreign joint venture enterprise, was entitled to two years’ EIT exemption, from the first profit making calendar year of operations after offset of accumulated taxable losses, followed by a 50% tax reduction for the immediate next three calendar years (“Tax Holiday”). The Tax Holiday commenced in the fiscal year of 2008 and Beijing Juyuan was subject to EIT at the rate of 0% during the reporting periods.

The Company was also entitled to a special tax concession (“Tax Concession”) because it employed the required number of handicapped staff according to the relevant PRC tax rules. In particular, this Tax Concession entitled the Company refund of value-added tax paid during the reporting periods (Note 13).

9.	Property, plant and equipment, net

	March 31,	December 31,
	2009	2008
Cost	(Unaudited)	(Audited)

Buildings	$3,541,423	$3,546,258
Plant and machinery	2,312,476	2,314,755
Motor vehicles	348,603	349,079
Office equipment	247,361	237,226

	6,449,863	6,447,318
Accumulated depreciation	(1,404,932)	(1,228,587)
Construction in progress	723,206	646,928

Net	$5,768,137	$5,865,659

During the reporting periods, depreciation is included in :-

	Three months ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Cost of sales and overheads of inventories	$82,879	$77,549
Research and development expenses	39,737	37,909
Administrative expenses	55,417	50,756

	$178,033	$166,214

As of March 31, 2009 and December 31, 2008, buildings and plant and machinery with net book value of $1,966,668 and $2,053,270 were pledged as collateral under certain loan arrangements (Note 11).

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

10.	Other payables and accrued expenses

	March 31,	December
	2009	31, 2008
	(Unaudited)	(Audited)

Accrued audit fee	$134,927	$117,360
Receipt in advance from customers	10,338,958	9,219,881
Pension payable	188,565	133,134
Salaries payable	186,705	136,195
Other payables and accrued expenses	1,739,076	2,182,582

	$12,588,231	$11,789,152

Pension payable represents accrued staff medical, industry injury claims, labor and unemployment insurances, all of which are third parties insurance and the insurance premiums are based on certain percentage of salaries. The obligations of the Company are limited to those premiums contributed by the Company.

Included in other payables as of March 31, 2009 and December 31, 2008 was an amount of $1,069,450 and $1,070,910 respectively, representing governmental financial support received for the Company’s efficient heat exchange equipment manufacture project. The project will be subject to the government’s inspection and whether the government support is repayable or not is subject to the inspection results.

11.	Short-term bank loans

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Secured bank loans	$10,177,355	$1,389,249
Unsecured bank loans	3,025,225	3,029,355

	$13,202,580	$4,418,604

All bank loans are repayable within one year.

The bank loans as of March 31, 2009 carried annual interest ranging from 100% to 120% of the benchmark interest rate published by the People’s Bank of China (the “PBOC”). The bank loans as of December 31, 2008 carried annual interest at 120% of the benchmark interest rate published by the PBOC.

The secured bank loans were secured by the following assets of the Company :-

	March 31,	December
	2009	31, 2008
	(Unaudited)	(Audited)

Property, plant and equipment (Note 9)	$1,966,668	$2,053,270
Land use rights	558,545	563,657
Restricted cash (Note 4)	8,833,950	-

	$11,359,163	$2,616,927

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

11.	Short-term bank loans (Cont’d)

As of March 31, 2009, the unsecured bank loans included (i) a loan of $2,930,000 that was guaranteed by Mr. Zhao and his spouse, a stockholder and her spouse, New Juyuan Company, Juyuan Hanyang Pressure Vessels and a third party; and (ii) a loan of $95,225 that was secured by bank deposits of a director of the Company.

As of December 31, 2008, the unsecured bank loans included (i) a loan of $2,934,000 that was guaranteed by Mr. Zhao and his spouse, a stockholder and her spouse, New Juyuan Company, Juyuan Hanyang Pressure Vessels and a third party; and (ii) a loan of $95,355 that was secured by bank deposits of a director of the Company.

Each of the aforementioned directors and stockholders did not receive any compensation for pledging their assets or acting as guarantors for the Company.

During the reporting periods, there was no covenant requirement under the bank loans granted to the Company.

12.	Long-term loan

The loan is borrowed from a non-financial institution, bearing interest at an annual rate of 106% of the benchmark rate of the PBOC for three-year to five-year long-term loans and guaranteed by a third party.

The Company paid a counter guarantee of $205,100 and $205,380 as of March 31, 2009 and December 31, 2008 respectively to the non-financial institution.

Maturities of the loan as of March 31, 2009 are as follows :-

Fiscal years ending on March 31,

2010	$586,000
2011	1,758,000
2012	1,611,500

$3,955,500

13.	Other income

	Three months ended March 31,
	2009	2008

Refund of value-added tax under Tax Concession	$82,046	$72,482
Other income	-	13,977

	$82,046	$86,459

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

14.	Defined contribution plan

The Company has a defined contribution plan for all qualified employees in the PRC. The employer and its employees are each required to make contributions to the plan at the rates specified in the plan. The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan. No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the statements of income and comprehensive income. The Company contributed $71,734 and $44,986 for the three months ended March 31, 2009 and 2008 respectively.

15.	Commitments and contingencies

Contingencies

As of March 31, 2009 and December 31, 2008, the Company had contingencies arising from the division of Old Juyuan Company into the Company, New Juyuan Company and Juyuan Hanyang Pressure Vessels. According to the division agreement of Old Juyuan Company (“Division Agreement”), all parties to the Division Agreement undertook joint and several liabilities for the indebtedness of Old Juyuan Company.

In accordance with SFAS No. 5, the Company records a liability in the consolidated financial statements for these contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is possible but not known or probable, and can be reasonably estimated, the estimated loss or range of loss is disclosed. In most cases, significant judgment is required to estimate the amount and timing of a loss to be recorded. The Company’s loss is possible but not known or probable, accordingly no liability in respect of this undertaking was recognized as of March 31, 2009 and December 31, 2008. The Company believes that a reasonable estimate of the possible loss range from $nil to $6,368,000 as of March 31, 2009 (as of December 31, 2008: $nil to $6,377,000).

16.	Segment information

The Company is solely engaged in the manufacturing and trading of plate heat exchangers and various related products. Since the nature of the products, their production processes, and their distribution methods are substantially similar, they are considered as a single reportable segment under SFAS 131 “Disclosures about Segments of an Enterprise and Related Information”.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

16.

Segment information (Cont’d)

The Company’s sales revenues by products for the three months ended March 31, 2009 and 2008 were as follows :-

	Three months ended March 31,
	2009	%	2008	%

Plate heat exchanger	$3,663,813	87	$5,322,680	85
Heat exchange unit	393,410	10	209,421	3
Air-cooled heat exchanger	-	-	582,375	9
Shell-and-tube heat exchanger	-	-	82,979	1
Others	138,322	3	103,011	2

	$4,195,545	100	$6,300,466	100

All of the Company’s long-lived assets and revenues classified based on the customers are located in the PRC.

17.

Related party transactions

Apart from the transactions as disclosed in notes 11 and 15 to the condensed consolidated financial statements, the Company entered into the following transactions with the following related parties during the reporting periods :-

	Three months ended March 31,
	2009	2008

Sales of finished goods and raw materials to New Juyuan Company	$-	$1,248,430
Purchase of finished goods and raw materials from New Juyuan Company	$-	$124,178
Purchase of finished goods and raw materials from Juyuan Hanyang Pressure Vessels	$-	$274,408

The Company has advised that the terms obtained and consideration paid in connection with the transactions described above were no less favorable than those that would have been obtained by the Company in arm’s-length transactions with an unrelated party.

After Mr. Zhao and his spouse’s disposal of their interest in New Juyuan Company and Juyuan Hanyang Pressure Vessels in May 2008 and March 2008 respectively, the transactions entered into by the Company with New Juyuan Company and Juyuan Hanyang Pressure Vessels were treated as transactions with unrelated parities and therefore were not included in the above figures.

Siping City Juyuan Hanyang
Plate Heat Exchanger Co., Ltd.

Consolidated Financial Statements

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.

We have audited the accompanying consolidated balance sheets of Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd. (the “Company”) and its subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

PKF
Certified Public Accountants
Hong Kong, China
June 30, 2009

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Consolidated Balance Sheets
(Stated in US Dollars)

	As of December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$12,579,087	$324,855
Restricted cash - Note 4	1,593,840	-
Trade receivables, net - Note 5	6,845,284	4,318,391
Bills receivable	531,054	111,051
Other receivables, prepayments and deposits - Note 6	2,194,125	4,510,220
Income tax recoverable	99,166	-
Inventories - Note 7	10,812,511	6,016,652
Deferred tax assets - Note 8	112,641	15,685
Total current assets	34,767,708	15,296,854
Retention receivable	224,932	135,928
Counter guarantee receivable – Note 14	205,380	-
Property, plant and equipment, net - Note 9	5,865,659	5,444,627
Land use rights - Note 10	1,014,012	537,653
TOTAL ASSETS	$42,077,691	$21,415,062
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities
Trade payables	$2,389,539	$1,253,393
Bills payable - Note 4	733,500	-
Other payables and accrued expenses - Note 11	11,789,152	5,696,196
Amounts due to related parties - Note 12	-	4,719,235
Income tax payable	-	84,359
Short-term bank loans - Note 13	4,418,604	3,169,752
Current maturities of long-term loan - Note 14	586,800	-
Total current liabilities	19,917,595	14,922,935
Long-term loan - Note 14	3,374,100	-
TOTAL LIABILITIES	23,291,695	14,922,935
COMMITMENTS AND CONTINGENCIES - Note 20
MINORITY INTEREST - Note 3	318,894	309,231
STOCKHOLDERS’ EQUITY
Capital - Note 15	8,194,500	5,278,900
Additional paid-in capital	5,831,200	-
Statutory reserve - Note 16	429,938	91,462
Accumulated other comprehensive income	772,000	230,858
Retained earnings	3,239,464	581,676
TOTAL STOCKHOLDERS’ EQUITY	18,467,102	6,182,896
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,077,691	$21,415,062

See Notes to Consolidated Financial Statements

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Consolidated Statements of Income and Comprehensive Income
(Stated in US Dollars)

	Year ended December 31,
	2008	2007

Sales revenue - Note 21	$32,466,806	$15,572,328
Cost of sales	(22,240,292)	(12,462,992)
Gross profit	10,226,514	3,109,336
Operating expenses
Administrative expenses	2,197,310	777,675
Research and development expenses	1,013,090	551,456
Selling expenses	3,552,313	784,697
	6,762,713	2,113,828
Income from operations	3,463,801	995,508
Interest income	21,628	4,410
Other income - Note 17	337,251	169,462
Interest expense	(494,575)	(147,699)
Income before income taxes and minority interest	3,328,105	1,021,681
Income taxes - Note 8	(343,623)	(104,841)
Minority interest - Note 3	11,782	(10,464)
Net income	$2,996,264	$906,376
Other comprehensive income
Foreign currency translation adjustments	541,142	198,699
Total comprehensive income	$3,537,406	$1,105,075

See Notes to Consolidated Financial Statements

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Consolidated Statements of Stockholders’ Equity
(Stated in US Dollars)

				Accumulated	(Accumulated
		Additional		other	deficits)
		paid-in	Statutory	comprehensive	retained
	Capital	capital	reserve	income	earnings	Total

Balance, January 1, 2007	$1,247,700	$-	$-	$32,159	$(102,231)	$1,177,628
Capital injection	4,031,200	-	-	-	-	4,031,200
Deemed distribution to the controlling stockholder – Note 2	-	-	-	-	(131,007)	(131,007)
Foreign currency translation Adjustments	-	-	-	198,699	-	198,699
Net income	-	-	-	-	906,376	906,376
Appropriation to statutory reserves	-	-	91,462	-	(91,462)	-
Balance, December 31, 2007	5,278,900	-	91,462	230,858	581,676	6,182,896
Capital injection	2,915,600	5,831,200	-	-	-	8,746,800
Foreign currency translation Adjustments	-	-	-	541,142	-	541,142
Net income	-	-	-	-	2,996,264	2,996,264
Appropriation to statutory reserves	-	-	338,476	-	(338,476)	-
Balance, December 31, 2008	$8,194,500	$5,831,200	$429,938	$772,000	$3,239,464	$18,467,102

See Notes to Consolidated Financial Statements

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Consolidated Statements of Cash Flows
(Stated in US Dollars)

	Year ended December 31,
	2008	2007
Cash flows from operating activities
Net income	$2,996,264	$906,376
Adjustments to reconcile net income to net cash provided by (used in) operating activities :-
Depreciation and amortization	708,366	326,051
Loss on disposal of property, plant and equipment	7,627	-
Deferred taxes	(94,189)	3,162
Allowance for doubtful debts	352,870	41,037
Minority interest	(11,782)	10,464
Changes in operating assets and liabilities :-
Restricted cash	(845,385)	-
Trade receivables	(2,538,714)	(3,532,477)
Bills receivable	(405,062)	(106,653)
Other receivables, prepayments and deposits	2,661,881	(3,412,631)
Inventories	(4,298,522)	(2,186,491)
Retention receivable	(78,104)	(130,544)
Trade payables	1,030,158	350,738
Other payables and accrued expenses	5,263,475	1,367,794
Income tax payable	(186,140)	81,018
Net cash flows provided by (used in) operating activities	4,562,743	(6,282,156)
Cash flows from investing activities
Payments to acquire property, plant and equipment	(604,406)	(2,241,532)
Proceeds from disposal of property, plant and equipment	5,766	-
Acquisition of land use rights	(443,387)	(272,160)
Net cash paid for acquisition of a subsidiary - Note 2	-	(847,030)
Net cash flows used in investing activities	(1,042,027)	(3,360,722)
Cash flows from financing activities
Proceeds from bank loans	4,774,248	3,044,210
Repayment of bank loans	(3,765,198)	-
Proceeds from long-term loan	4,036,200	-
Increase in counter guarantee receivable	(201,810)	-
Repayment of long-term loan	(144,150)	-
Increase in restricted cash	(720,750)	-
Increase in bills payable	720,750	-
Capital injection from stockholders	8,746,800	4,031,200
(Repayment to) advances from related parties	(4,850,137)	2,940,817
Net cash flows provided by financing activities	8,595,953	10,016,227
Effect of foreign currency translation on cash and cash equivalents	137,563	(56,026)
Net increase in cash and cash equivalents	12,254,232	317,323
Cash and cash equivalents - beginning of year	324,855	7,532
Cash and cash equivalents - end of year	$12,579,087	$324,855
Supplemental disclosures for cash flow information
Cash paid for :-
Interest	$494,575	$147,699
Income taxes	$623,952	$20,661

See Notes to Consolidated Financial Statements

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

1.	Corporate information

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd. (the “Company”) was established in the People’s Republic of China (the “PRC”) on May 31, 2006 following the division (the “Division”) of Siping City Juyuan Heat Exchange Equipment Co., Ltd. (“Old Juyuan Company”) into three companies, namely the Company, Siping City Juyuan Heat Exchange Equipment Co., Ltd. (“New Juyuan Company”) and Siping City Juyuan Hanyang Pressure Vessels Co., Ltd (“Juyuan Hanyang Pressure Vessels”).

The Company was established with a registered capital of Renminbi (“RMB”) 10,000,000, in which Mr. Guohong Zhao (“Mr. Zhao”) was a major stockholder holding 90% of the Company’s equity interest. On October 5, 2007, the Company’s registered capital was increased to RMB40,000,000, of which the additional capital was subsequently paid up by the then existing and new stockholders of the Company. Mr. Zhao’s equity interest in the Company decreased to 37.88% thereafter. On June 20, 2008, the Company’s registered capital was further increased to RMB60,000,000, of which the additional capital was subsequently paid up by the then existing and new stockholders of the Company. Mr. Zhao’s equity interest in the Company decreased to 30.81% thereafter.

Mr. Zhao and his spouse were the controlling stockholders of New Juyuan Company and Juyuan Hanyang Pressure Vessels after the Division, in which Mr. Zhao and his spouse held together the entire equity interest in New Juyuan Company and Mr. Zhao held 95% equity interest in Juyuan Hanyang Pressure Vessels. Mr. Zhao and his spouse disposed of their entire interest in New Juyuan Company in May 2008; and Mr. Zhao disposed of his entire interest in Juyuan Hanyang Pressure Vessels in March 2008.

The Company is engaged in the manufacturing and trading of plate heat exchangers and various related products.

2.	Acquisition

On November 15, 2007, the Company entered into an agreement with New Juyuan Company pursuant to which the Company agreed to acquire New Juyuan Company’s entire equity interest in Beijing Juyuan Hanyang Heat Exchange Equipment Co. Ltd (“Beijing Juyuan”) at a cash consideration of $1,011,000 (RMB7,500,000). New Juyuan Company held 75% equity interest in Beijing Juyuan. Such transfer of equity interest was approved by the local government on December 14, 2007.

New Juyuan Company was wholly owned by Mr. Zhao and his spouse at the time of the acquisition. Accordingly, the consideration paid by the Company in excess of 75% of Beijing Juyuan’s net asset value as of November 15, 2007 (representing Mr. Zhao’s and his spouse’s effective interests in Beijing Juyuan), which was $879,993, was charged to retained earnings as a distribution to Mr. Zhao, resulting in the acquired subsidiary being recorded by the Company at the original cost basis of Mr. Zhao and his spouse.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

2.	Acquisition (Cont’d)

The following table summarizes the allocation of the purchase price reflecting the amounts assigned to Beijing Juyuan’s each major class of assets acquired and liabilities assumed as of November 15, 2007 :-

Current assets	$2,475,360
Non-current assets	29,187
Current liabilities	(1,624,554)
Net assets acquired	879,993
Deemed distribution to Mr. Zhao	131,007
$1,011,000
Satisfied by :-
Cash payment	$1,011,000
Net cash paid to acquire Beijing Juyuan	$847,030

Beijing Juyuan was established on September 20, 2005 as a Sino-foreign joint venture enterprise. It is engaged in the sales and marketing of plate heat exchangers and various related products.

The following unaudited pro forma financial information presents the combined results of operations of the Company with the operations of Beijing Juyuan for the years ended December 31, 2007 and 2006, as if the acquisition had occurred as of the beginning of fiscal year 2006 :-

	(Pro Forma)
	Year ended December 31,
	2007	2006

Revenue	$15,957,661	$2,123,439
Net income (loss)	$845,632	$(168,950)

Pro forma earnings per share is not presented as the Company’s capital is not divided into shares (Note 15).

This unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information may not necessarily reflect the future results of operations or the results of operations had the Company owned and operated this business as of the beginning of the period presented.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.	Summary of significant accounting policies

Basis of consolidation and presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The consolidated financial statements include the financial statements of the Company and its subsidiary. All significant inter-company balances and transactions have been eliminated on consolidation.

Use of estimates

In preparing financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of trade receivable, other receivables, inventories and deferred income taxes and the estimation on useful lives and residual values of property, plant and equipment. Actual results could differ from those estimates.

Minority interest

Minority interest on the consolidated balance sheets resulted from the consolidation of a 75% owned subsidiary, Beijing Juyuan, which was acquired on November 15, 2007.

Minority interest on the consolidated statements of income and comprehensive income represents the minority stockholders’ proportionate share of the net loss (income) of Beijing Juyuan.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and cash equivalents, restricted cash, trade receivables and other receivables. As of December 31, 2008 and 2007, all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade receivables, the Company extends credit based on an evaluation of the customer’s financial condition. The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

During the reporting periods, New Juyuan Company contributed 18% ($5,804,115) and 32% ($4,971,147) to the Company’s sales revenue during the years ended December 31, 2008 and 2007 respectively. There was no other customer that contributed 10% or more to the Company’s sales revenue during the years.

As of December 31, 2008 and 2007, the Company did not have any balance of gross trade receivable due from individual customer that represented 10% or more of the Company’s gross trade receivables.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less. As of December 31, 2008 and 2007, almost all the cash and cash equivalents were denominated in RMB and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government. The remaining insignificant balance of cash and cash equivalents were denominated in United States Dollars.

Allowance for doubtful debts

The Company establishes an allowance for doubtful debts based on management’s assessment of the collectibility of trade receivables and other receivables. A considerable amount of judgment is required in assessing the amount of the allowance and the Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the creditworthiness of each debtor based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the debtors were to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Bad debts are written off when identified. The Company extends unsecured credit to customers ranging from three to six months in the normal course of business. The Company does not accrue interest on trade receivables.

Historically, losses from uncollectible accounts have not significantly deviated from the general allowance estimated by the management and no significant additional bad debts have been written off directly to the profit and loss.

Retention receivable

Retention receivable is the amount withheld by a customer until the warranty period is over. Retention receivables which were expected to be collected within one year of $1,413,154 and $550,771 were included in the balance of trade receivable as of December 31, 2008 and 2007, respectively. Retention receivables which were expected to be collected after one year of $224,932 and $135,928 were presented separately as long-term assets.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company’s reserve requirements generally increase with its projected demand requirements; decrease due to market conditions and product life cycle changes. The Company estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on the straight-line basis (after taking into account the respective estimated residual values) over the estimated useful lives of property, plant and equipment. The principal useful lives and residual value are as follows :-

	Estimated useful lives	Residual value

Buildings	20 years	5%
Plant and machinery	6 years	5%
Motor vehicles	3 - 5 years	5%
Office equipment	2 - 5 years	Nil - 5%

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Construction in progress mainly represents expenditures in respect of the Company’s corporate campus and factories, including offices, factories and research center, under construction. All direct costs relating to the acquisition or construction of the Company’s corporate campus and factories are capitalized as construction in progress. No depreciation is provided in respect of construction in progress.

Land use rights

Land use rights are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the terms of the lease of 50 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment in accordance with Statements of Financial Standard (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Revenue recognition

Revenue from sales of the Company’s products is recognized when products are delivered and customer acceptance is made, the sales price is fixed or determinable, no other significant obligations of the Company exist and collection is reasonably assured.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Revenue recognition (cont’d)

There were no sales returns and allowances for the years ended December 31, 2008 and 2007. The Company does not provide unconditional right of return, prices protection or any other concessions to its customers. Generally, the Company provides free after-sale service for a period ranging from half year to 1 year. After-sale expense was $12,152 and $609 for the years ended December 31, 2008 and 2007 respectively.

Cost of sales

Cost of sales consists primarily of materials costs, freight charges, purchasing and receiving costs, inspection costs, wages, employee compensation, depreciation and related costs, which are directly attributable to the production of products. Write-down of inventories to lower of cost or market is also recorded in cost of sales.

Administrative expenses

Administrative expenses consist primarily of rent paid, office expenses, entertainment, traveling expenses, staff welfare, consumables, labor protection and salaries and wages which are incurred at the administrative level and exchange difference.

Selling expenses

Selling expenses consist primarily of advertising, salaries and transportation costs incurred during the selling activities.

Advertising, transportation, research and development expenses

Advertising, transportation, research and development expenses are charged to expense as incurred.

Advertising expenses amounting to $1,463 and $1,712 for two years ended December 31, 2008 and 2007 respectively are included in selling expenses.

Transportation expenses amounting to $584,312 and $83,708 for two years ended December 31, 2008 and 2007 respectively are included in selling expenses.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Comprehensive income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income include net income and foreign currency translation adjustments. As at December 31, 2008 and 2007, the only component of accumulated other comprehensive income was foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company that are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholder’s equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholder’s equity. The exchange rates in effect at December 31, 2008 and 2007 were RMB1 for $0.1467 and $0.1371 respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Fair value of financial instruments

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 157 “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. Subsequently, the FASB issued FSP FAS 157-2 which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The Company adopted SFAS 157 on January 1, 2008. The adoption of SFAS 157 did not materially impact the Company’s financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 107 “Disclosures About Fair Value of Financial Instruments” requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which the SFAS No. 159 fair value option was not elected. The carrying amounts of cash and cash equivalents, restricted cash, trade receivables, bills receivable, other receivables, deposits, trade payables, bills payable, other payables and accrued expenses, amounts due to related parities and short-term bank loans approximate their fair values due to short maturities. The carrying amount of long-term loan approximate their fair values as interest rates represent current market rates.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Stock-based compensation

During the reporting periods, the Company did not make any stock-based compensation payments.

Dividends

Dividends are recorded in the Company’s financial statements in the period in which they are declared.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Recently issued accounting pronouncements

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management considers SFAS 160 will have no material impact on the Company’s financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 141 (Revised) “Business Combinations”. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management considers SFAS 141 (Revised) will have no material impact on the Company’s financial statements upon adoption.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal year beginning after November 15, 2008, with early adoption encouraged. The management considers SFAS 161 will have no material impact on the Company’s financial statements upon adoption.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.	Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

In April 2009, the FASB issued three FASB Staff Positions (FSP’s) to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides guidelines for making fair value measurements more consistent with the principles presented in SFAS 157. FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. These three FSP’s are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The management is in the process of evaluating the impact these FSP’s will have on the Company’s financial statements upon adoption.

In May 2009, the FASB issued SFAS No. 165 “Subsequent Events”. SFAS 165 establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This Statement is effective for interim and annual periods ending after June 15, 2009 and as such. The management is in the process of evaluating the impact SFAS 165 will have on the Company’s financial statements up adoption.

4.	Restricted cash

	As of December 31,
	2008	2007

Bank deposits held as collateral for bills payable	$733,500	$-
Bank deposits held as collateral for performance bonds issued by the banks to customers	860,340	-
	$1,593,840	$-

When the Company intends or is requested to settle its suppliers by issuance of bills, it is required to place deposits with banks equal to 100% of the bills amount at the time of issuance. These deposits will be used to settle the bills at maturity.

When the Company’s customers request to receive performance bonds issued by the banks in relation to the Company’s performance under the sales contracts, the Company has to place deposits with banks equal to 100% of the bonds amount at the time of issuance.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

5.	Trade receivables, net

	As of December 31,
	2008	2007

Trade receivables	$7,267,844	$4,377,687
Less : Allowance for doubtful accounts	(422,560)	(59,296)
	$6,845,284	$4,318,391

An analysis of the allowance for doubtful accounts for the years ended December 31, 2008 and 2007 is as follows :-

	Year ended December 31,
	2008	2007

Balance at beginning of year	$59,296	$-
Acquisition of a subsidiary	-	16,288
Addition of bad debt expense, net	352,870	41,037
Translation adjustments	10,394	1,971
Balance at end of year	$422,560	$59,296

6.	Other receivables, prepayments and deposits

	As of December 31,
	2008	2007

Other receivables	$267,444	$170,193
Advances to a third party (Note 6a)	-	1,371,000
Advances to staff (Note 6b)	822,414	194,298
VAT tax recoverable	-	317,915
Prepayments	489,480	1,729,185
Deposits for public bid	614,787	727,629
	$2,194,125	$4,510,220

Notes :-

a.	The advances to a third party of $1,371,000 as of December 31, 2007 were interest-free and unsecured. The advances were fully repaid during the year ended December 31, 2008.
b.	The amount mainly represents staff drawings for handling selling and logistic activities for the Company in the ordinary course of business.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

7.	Inventories

	As of December 31,
	2008	2007

Raw materials	$4,587,353	$1,726,583
Work-in-progress	5,936,635	4,243,566
Finished goods	288,523	46,503
	$10,812,511	$6,016,652

No provision for obsolete inventories was recognized during the years ended December 31, 2008 and 2007.

8.	Income tax

Prior to January 2008, the Company and Beijing Juyuan were subject to PRC statutory enterprise income tax ("EIT") at the rate of 30% for national tax plus 3% for local tax.

The Company was entitled to a special tax concession (“Tax Concession”) because it employed the required number of handicapped staff according to the relevant PRC tax rules. In particular, this Tax Concession decreased the Company’s EIT liability in the year ended December 31, 2007 and entitled the Company refund of value-added tax paid in the years ended December 31, 2008 and 2007 (Note 17).

Beijing Juyuan, being a Sino-foreign joint venture enterprise, was entitled to two years’ EIT exemption, from the first profit making calendar year of operations after offset of accumulated taxable losses, followed by a 50% tax reduction for the immediate next three calendar years (“Tax Holiday”). The Tax Holiday commenced in the fiscal year of 2008.

The PRC’s legislative body, the National People’s Congress, adopted the unified EIT law on March 16, 2007. This new tax law replaces the then existing separate income tax laws for domestic enterprises and foreign-invested enterprises (“FIE”) and became effective on January 1, 2008. Under the new EIT law, a unified income tax rate is set at 25% for both domestic enterprises and FIE.

Pursuant to the new EIT law, commencing from January 1, 2008, the Company and Beijing Juyuan were subject to PRC EIT at the statutory rate of 25%. As the Company was qualified as a “High-tech Enterprise”, it was entitled to a preferential EIT rate of 15% (“Preferential Tax Rate”). Beijing Juyuan was subject to EIT at the rate of 0% during the Tax Holiday.

The components of the provision for income taxes are :-

	Year ended December 31,
	2008	2007

Current taxes	$437,812	$101,679
Deferred taxes	(94,189)	3,162
	$343,623	$104,841

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

8.	Income taxes (Cont’d)

The effective income tax expense differs from the PRC statutory income tax rate of 25% for the year ended December 31, 2008 and 33% for the year ended December 31, 2007 in the PRC as follows :-

	Year ended December 31,
	2008	2007

Provision for income taxes at PRC statutory EIT rate	$832,026	$337,155
Non-taxable items for tax	(84,313)	(53,433)
Non-deductible items for tax	34,159	37,305
Additional deduction from tax bureau on research and development expenses	(126,636)	(76,513)
Preferential Tax Rate	(297,576)	-
Change in tax rate	17,241	-
Tax Concession	-	(131,428)
Others	(31,278)	(8,245)
Income tax expense	$343,623	$104,841

In July 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The Company adopted FIN 48 on January 1, 2007. The management evaluated the Company’s tax positions and considered that no additional provision for uncertainty in income taxes is necessary as of December 31, 2008.

Current deferred tax assets as of December 31, 2008 and 2007 composed of the following :-

	As of December 31,
	2008	2007

Allowance for doubtful debt	$90,715	$14,824
Unrealized profit on inventories	21,926	861
	$112,641	$15,685

9.	Property, plant and equipment, net

	As of December 31,
	2008	2007
Cost :-
Buildings	$3,546,258	$3,314,192
Plant and machinery	2,314,755	2,125,695
Motor vehicles	349,079	343,555
Office equipment	237,226	151,932
	6,447,318	5,935,374
Accumulated depreciation	(1,228,587)	(490,747)
Construction in progress	646,928	-
Net	$5,865,659	$5,444,627

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

9.	Property, plant and equipment (Cont’d)

During the reporting periods, depreciation is included in :-

	Year ended December 31,
	2008	2007

Cost of sales and overheads of inventories	$322,621	$115,710
Research and development expenses	156,389	87,743
Administrative expenses	217,055	117,554
	$696,065	$321,007

As of December 31, 2008 and 2007, buildings and plant and machinery with net book value of $2,053,270 and $3,679,403 were pledged as collateral under certain loan arrangements (Note 13).

During the year ended December 31, 2008, property, plant and equipment with net book value of $13,393 were disposed of at a consideration of $5,766, resulting in a loss of $7,627. There was no disposal during the year ended December 31, 2007.

10.	Land use rights

	As of December 31,
	2008	2007

Land use rights	$1,033,407	544,079
Accumulated amortization	(19,395)	(6,426)
	$1,014,012	$537,653

The Company obtained the right from the relevant PRC land authority for a period of fifty years to use the land on which the office premises, production facilities and warehouse of the Company are situated. As of December 31, 2008 and 2007, the land use rights of carrying amount of $563,657 and $537,653 were pledged as collateral under certain loan arrangements (Note 13).

During the years ended December 31, 2008 and 2007, amortization amounted to $12,301 and $5,044 respectively. The estimated amortization expense for each of the five succeeding years from 2008 is approximately $21,000 each year.

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

11.	Other payables and accrued expenses

	As of December 31,
	2008	2007

Accrued audit fee	$117,360	$54,840
Receipt in advance from customers	9,219,881	4,133,379
Pension payable	133,134	36,106
Salaries payable	136,195	39,819
Other payables and accrued expenses	2,182,582	1,432,052
	$11,789,152	$5,696,196

Pension payable represents accrued staff medical, industry injury claims, labor and unemployment insurances, all of which are third parties insurance and the insurance premiums are based on certain percentage of salaries. The obligations of the Company are limited to those premiums contributed by the Company.

Included in other payables as of December 31, 2008 and 2007 was an amount of $1,070,910 and $1,000,830 respectively, representing governmental financial support received for the Company’s efficient heat exchange equipment manufacture project. The project will be subject to the government’s inspection and whether the government support is repayable or not is subject to the inspection results.

12.	Amounts due to related parties

	As of December 31,
Due to : -	2008	2007

New Juyuan Company	$-	$924,224
Juyuan Hanyang Pressure Vessels	-	1,803,158
Mr. Zhao and his spouse	-	1,991,853
	$-	$4,719,235

These amounts are interest-free, unsecured and repayable on demand.

13.	Short-term bank loans

	As of December 31,
	2008	2007

Secured bank loans	$1,389,249	$1,709,637
Unsecured bank loans	3,029,355	1,460,115
	$4,418,604	$3,169,752

All bank loans are repayable within one year.

The bank loans as of December 31, 2008 carried annual interest at 120% of the benchmark interest rate published by the People’s Bank of China. The bank loans of December 31, 2007 carried fixed annual interest rate in the range of 3% to 12.24% .

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

13.	Short-term bank loans (Cont’d)

The secured bank loans were secured by the following assets of the Company :-

	As of December 31,
	2008	2007

Property, plant and equipment (Note 9)	$2,053,270	$3,679,403
Land use rights (Note 10)	563,657	537,653
	$2,616,927	4,217,056

As of December 31, 2008, the unsecured bank loans included (i) a loan of $2,934,000 that was guaranteed by Mr. Zhao and his spouse, a stockholder and her spouse, New Juyuan Company, Juyuan Hanyang Pressure Vessels and a third party; and (ii) a loan of $95,355 that was secured by bank deposits of a director of the Company.

As of December 31, 2007, the unsecured bank loans included (i) a loan of $89,115 that was secured by bank deposits of the spouse of Mr. Zhao; and (ii) a loan of $1,371,000 that was guaranteed by a third party.

Each of the aforementioned directors and stockholders did not receive any compensation for pledging their assets or acting as guarantors for the Company.

During the reporting periods, there was no covenant requirement under the bank loans granted to the Company.

14.	Long-term loan

The loan is borrowed from a non-financial institution, bearing interest at an annual rate of 106% of the benchmark rate of People’s Bank of China for three-year to five-year long-term loans and guaranteed by a third party.

The Company paid a counter guarantee of $205,380 to the non-financial institution.

Maturities of the loan as of December 31, 2008 are as follows :-

Year

2009	$586,800
2010	1,760,400
2011	1,613,700
$3,960,900

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

15.	Capital

The Company is a non-joint capital stock corporation and therefore the capital stock, consistent with most of the PRC corporations, are not divided into a specific number of shares having a stated nominal amount.

The movements in the Company’s registered and paid-up capital were as follows :-

Registered
and paid-up
capital

Balance, January 1, 2007	$1,247,700
Increase on October 5, 2007 and fully paid up	4,031,200
Balance, December 31, 2007	5,278,900
Increase on June 20, 2008 and fully paid up	2,915,600
Balance, December 31, 2008	$8,194,500

The Company’s stockholders injected an aggregate amount of $8,746,800 (equivalent to RMB60,000,000) for the increase in capital on June 20, 2008. The excess of injection from the stockholders over the capital amount of $5,831,200 was credited to additional paid-in capital.

16.	Statutory reserve

The statutory reserve in the consolidated balance sheets comprises the Company’s statutory reserve.

In accordance with the relevant laws and regulations of the PRC, each of the Company and Beijing Juyuan is required to set aside at least 10% of their respective after-tax net profits each year determined in accordance with PRC GAAP and if any, to fund the statutory reserve until the balance of the reserve reaches 50% of their respective registered capital. The statutory reserve is not distributable in the form of cash dividends and can be used to make up cumulative prior year losses.

Beijing Juyuan did not make any appropriation to statutory reserve during the years ended December 31, 2008 and 2007 as it incurred losses in both years.

17.	Other income

	Year ended December 31,
	2008	2007

Refund of value-added tax under Tax Concession	$319,953	$169,462
Other income	17,298	-
	$337,251	$169,462

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

18.	Earnings per share

Earnings per share are not presented because the Company’s capital are not divided into number of shares (Note 15). Also, the Company had no dilutive instruments.

19.	Defined contribution plan

The Company has a defined contribution plan for all qualified employees in the PRC. The employer and its employees are each required to make contributions to the plan at the rates specified in the plan. The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan. No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the statements of income and comprehensive income. The Company contributed $179,983 and $168,771 for the years ended December 31, 2008 and 2007 respectively.

20.	Commitments and contingencies

Capital commitment

As of December 31, 2008, the Company had capital commitments amounting to $714,722 in respect of the construction of the Company’s campus and factory which were contracted for but not provided in the financial statements.

Contingencies

As of December 31, 2008 and 2007, the Company had contingencies arising from the division of Old Juyuan Company into the Company, New Juyuan Company and Juyuan Hanyang Pressure Vessels. According to the division agreement of Old Juyuan Company (“Division Agreement”), all parties to the Division Agreement undertook joint and several liabilities for the indebtedness of Old Juyuan Company.

In accordance with SFAS No. 5, the Company records a liability in the consolidated financial statements for these contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is possible but not known or probable, and can be reasonably estimated, the estimated loss or range of loss is disclosed. In most cases, significant judgment is required to estimate the amount and timing of a loss to be recorded. The Company’s loss is possible but not known or probable, accordingly no liability in respect of this undertaking was recognized as of December 31, 2008 and 2007. The Company believes that a reasonable estimate of the possible loss range from $nil to $6,377,000 as of December 31, 2008 (2007: from $nil to $7,645,000).

Siping City Juyuan Hanyang Plate Heat Exchanger Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

21.	Segment information

The Company is solely engaged in the manufacturing and trading of plate heat exchangers and various related products. Since the nature of the products, their production processes, and their distribution methods are substantially similar, they are considered as a single reportable segment under SFAS 131 “Disclosures about Segments of an Enterprise and Related Information”.

The Company’s sales revenues by products for the years ended December 31, 2008 and 2007 were as follows :-

	Year ended December 31,
	2008	%	2007	%

Plate heat exchanger	$24,307,689	75	$9,983,831	64
Heat exchange unit	2,349,106	7	1,984,454	13
Air-cooled heat exchanger	1,497,008	5	639,839	4
Shell-and-tube heat exchanger	2,703,387	8	33,107	0
Others	1,609,616	5	2,931,097	19
	$32,466,806	100	$15,572,328	100

All of the Company’s long-lived assets and revenues classified based on the customers are located in the PRC.

22.	Related party transactions

Apart from the transactions as disclosed in notes 2, 12, 13 and 20 to the consolidated financial statements, the Company has entered into the following transactions with the following related parties :-

	Year ended December 31,
	2008	2007

Sales of finished goods and raw materials to New Juyuan Company	$2,007,928	$4,971,147
Purchase of finished goods and raw materials from New Juyuan Company	$128,070	$842,425
Purchase of finished goods and raw materials from Juyuan Hanyang Pressure Vessels	$283,007	$1,185,901

The Company has advised that the terms obtained and consideration paid in connection with the transactions described above were no less favorable than those that would have been obtained by the Company in arm’s-length transactions with an unrelated party.

After Mr. Zhao and his spouse’s disposal of their interest in New Juyuan Company and Juyuan Hanyang Pressure Vessels in May 2008 and March 2008 respectively (Note 1), the transactions entered into by the Company with New Juyuan Company and Juyuan Hanyang Pressure Vessels were treated as transactions with unrelated parities and therefore were not included in the above figures.

EXHIBIT INDEX
Exhibit No.	Description

2.1*	Share Exchange Agreement, dated June 30, 2009, among the Company, Megaway International Holdings Limited and its sole shareholder.

2.2

Share Exchange Agreement, dated February 12, 2009, among the Company, Sino- America Ventures, Inc. and its stockholders [Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 13, 2009].

2.3	First Amended, Chapter 11 Plan of Reorganization [Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10 filed on September 21, 2006].

2.4	Order Confirming First Amended, Chapter 11 Plan of Reorganization [Incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form 10 filed on September 21, 2006].

3.1	Certificate of Incorporation of the Company [Incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form 10 filed on September 21, 2006].

3.2	Certificate of Merger of BTHC VIII, LLC into the Company [Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10 filed on September 21, 2006].

3.3	Certificate of Amendment of Certificate of Incorporation of the Company [Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 16, 2007]

3.4	Bylaws of the Company [Incorporated by reference to Exhibit 3.5 to the Company’s Registration Statement on Form 10 filed on September 21, 2006].

4.1*	Cancellation Agreement, dated June 30, 2009, by and between the Company and Gerald Pascale.

10.1*	Commission Loan Agreement (English translation), dated July 24, 3008, by and among Siping Juyuan, Siping City Fu Guo Investment and Development Co., Ltd. and Siping City Credit Association Union.

10.2*	Loan Agreement (English translation), dated September 27, 2008, by and between Siping Juyuan and Siping Branch of Agriculture Bank of China.

10.3*	Loan Agreement (English translation) , dated September 27, 2007, by and between Siping Juyuan and Siping Branch of Agriculture Bank of China.

10.4*	Maximum Amount Mortgage Agreement (English translation), dated September 27, 2007, by and among Siping Juyuan, Siping City Ju Yuan Heat Exchange Equipment Co., Ltd , Siping City Ju Yuan Han Yang Pressure Vessel Co., Ltd. and Siping Branch of Agriculture Bank of China.

10.5*	Form of Labor Contract (English translation) for contracts signed before January 1, 2008, by and between Siping Juyuan and its employees.

10.6*	Form of Non-Disclosure Agreement (English translation) for agreements signed before January 1, 2008, by and between Siping Juyuan and its employees.

10.7*	Form Labor Contract (English translation) for contracts signed after January 1, 2008, by and between Siping Juyuan and its employees.

10.8*	Form of Supplementary Agreement of Labor Contract (English translation), by and between Siping Juyuan and its employees.

16*	Letter from SW Hatfield CPA regarding change in certifying accountant.

21*	Subsidiaries of the Company.

* Filed herein